Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:	x
:
Trailer Bridge, Inc.,[1]	:	Case No. 3:11-bk-08348-[JAF]
:
Debtor.	:	Chapter 11
:
/	x

DISCLOSURE STATEMENT WITH RESPECT TO PLAN OF REORGANIZATION

OF TRAILER BRIDGE, INC.

Dated January 14, 2012

FOLEY & LARDNER LLP

Gardner F. Davis (FL 0471712)

E. Robert Meek (FL 0302910)

John J. Wolfel, Jr. (FL 030664)

One Independent Drive, Suite 1300

Jacksonville, FL 32202-5017

P. O. Box 240

Jacksonville, FL 32201-0240

Telephone: (904) 359-2000

Facsimile: (904) 359-8700

-and-

DLA PIPER LLP (US)

Gregg M. Galardi (NY 4535506)

Gabriella Zborovsky (NY 4851614)

Sarah E. Castle (NY 4932240)

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 335-4500

Facsimile: (212) 335-4501

-and-

Craig Martin (DE 5032)

Cynthia E. Moh (DE 5041)

919 N. Market Street, Suite 1500

Wilmington, Delaware 19801

Telephone: (302) 468-5700

Facsimile: (302) 394-2341

[1]

The Debtor’s taxpayer identification number is 13-3617986. The mailing address for the Debtor, solely for purposes of notices and communications is 10405 New Berlin Road East, Jacksonville, Florida 32226.

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TABLE OF CONTENTS

(continued)

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THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA AS COMPLYING WITH THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED. INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS SUBJECT TO COMPLETION AND AMENDMENT. THE DEBTOR INTENDS TO REQUEST APPROVAL OF THIS DISCLOSURE STATEMENT CONCURRENTLY WITH CONFIRMATION OF THE PROPOSED PLAN OF REORGANIZATION OF TRAILER BRIDGE, INC.

INTRODUCTION AND DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN OF REORGANIZATION OF TRAILER BRIDGE, INC. AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

THIS DISCLOSURE STATEMENT SETS FORTH CERTAIN INFORMATION REGARDING THE DEBTOR’S PREPETITION OPERATING AND FINANCIAL HISTORY, THE NEED TO SEEK CHAPTER 11 PROTECTION, SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE, AND THE ANTICIPATED ORGANIZATION, OPERATIONS AND FINANCING OF THE DEBTOR UPON SUCCESSFUL EMERGENCE FROM CHAPTER 11. THIS DISCLOSURE STATEMENT ALSO DESCRIBES TERMS AND PROVISIONS OF THE PLAN, CERTAIN EFFECTS OF CONFIRMATION OF THE PLAN, CERTAIN RISK FACTORS, AND THE CONFIRMATION PROCESS AND VOTING PROCEDURES THAT HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN MUST FOLLOW FOR THEIR VOTES TO BE COUNTED.

EXCEPT AS OTHERWISE PROVIDED HEREIN, CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN. UNLESS OTHERWISE NOTED, ALL DOLLAR AMOUNTS PROVIDED IN THIS DISCLOSURE STATEMENT AND THE PLAN ARE GIVEN IN UNITED STATES DOLLARS.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT DOCUMENTS ONCE FILED, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF TRAILER BRIDGE, INC., SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

-iv-

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE EVIDENTIARY RULES. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, TRAILER BRIDGE, INC.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTOR IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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TABLE OF APPENDICES

Appendix A	Plan of Reorganization of Trailer Bridge, Inc.

Appendix B	Financial Projections

Appendix C	Liquidation Analysis

Appendix D	Valuation

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I. INTRODUCTION

Trailer Bridge, Inc., the debtor and debtor in possession in the above-referenced Chapter 11 Case (No. 3:11-bk-08348-[JAF]), submits this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), for use in the solicitation of votes on the Plan of Reorganization of Trailer Bridge, Inc. dated January 14, 2012 (the “Plan”). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in Article I of the Plan.

This Disclosure Statement sets forth certain information regarding the Debtor’s pre-petition operating and financial history, its reasons for seeking protection and reorganization under chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations, and financing of the Debtor upon its successful emergence from chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) “impaired” by the Plan and (ii) entitled to receive a distribution under such Plan are entitled to vote on the Plan. In the Debtor’s case, only Claims and Interests in Classes 3, 4, 5, 8, and 9 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims and Interests in those Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, 6, and 7 are unimpaired by the Plan, and such holders are conclusively presumed to have accepted the Plan.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE SECTION V OF THIS DISCLOSURE STATEMENT, ENTITLED “SUMMARY OF THE PLAN OF REORGANIZATION,” AND SECTION VI OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR’S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT CONSTITUTES AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, NOR SHALL IT BE DEEMED CONCLUSIVE ADVICE ON

THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR WITH RESPECT TO ANY QUESTIONS OR CONCERNS REGARDING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the financial projections set forth in the attached Appendix B (the “Projections”) and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtor does not undertake any obligation to, and does not intend to, update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtor, may differ from actual results.

THE DEBTOR BELIEVES THAT THE PLAN WILL ENABLE THE DEBTOR TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS CREDITORS, INCLUDING THE HOLDERS OF CLAIMS AND INTERESTS IN CLASSES 3, 4, 5, 8, and 9. THE DEBTOR URGES SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

II. OVERVIEW OF THE PLAN

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Section V of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”

The Plan designates eight (8) Classes of Claims and one (1) Class of Interests. These Classes take into account the differing nature and priority of the various Claims and Interests under the Bankruptcy Code.

The Debtor believes that the Plan provides the best means currently available for the Debtor’s emergence from chapter 11. Absent acceptance and approval of this Plan by Class 8 General Unsecured Creditors, the Debtor will be unable to confirm the Plan, the Debtor’s Chapter 11 Case might be delayed and creditors’ and interest holders’ recoveries and distributions diminished, in some instances significantly or entirely.

A.	Overview of the Plan

Claims are treated generally in accordance with the priorities established under the Bankruptcy Code. Claims that have priority status under the Bankruptcy Code or that are secured by valid liens on collateral are to be paid in full or reinstated as provided in the Plan.

The following is an overview of certain material terms of the Plan:

•

The Debtor will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of chapter 11 for the benefit of its creditors, customers, suppliers, employees, and community.

•	Allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless holders of such claims agree otherwise.

•	Each holder of an Allowed Secured Note Claim shall receive that holder’s Pro Rata share of the New Class 5 Secured Note.

•

Each holder of an Allowed General Unsecured Claim, other than holders of an Allowed Noteholder Deficiency Claim, shall receive its Pro Rata share of the General Unsecured Reserve, or (ii) such other no more favorable treatment as to which such holder and the Debtor shall have agreed upon in writing.

•

Each holder of an Allowed Noteholder Deficiency Claim shall be deemed to waive its right to participate in any distribution from the General Unsecured Reserve and instead will receive that holder’s Pro Rata share of [            ] million shares of New Common Stock. Such [            ] million shares to be so distributed to the holders of Allowed Noteholder Deficiency Claims shall represent, as of the Effective Date, 91% of the outstanding shares of New Common Stock, which percentage shall be subject to (i) dilution of up to 5% upon the issuance of any shares of stock granted pursuant to the New Management Incentive Plan and (ii) further dilution upon the exercise of the New Warrants.

•

Each holder of an Allowed Old Common Interest will receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Interest either: (i) a cash payment of $.015 per share; or (ii) such holder’s Pro Rata share of: (x) 9% of the outstanding shares of New Common Stock and (y) each of the Tranche 1 and Tranche 2 Warrants.

•

DIP Facility. The Debtor obtained debtor in possession financing in the amount of $15 million to fund its Chapter 11 case. The DIP Lenders shall receive, in full satisfaction, settlement, release and discharge of and in exchange for their Allowed DIP Facility Claim: (i) cash equal to the full amount of the DIP Lender’s share of the Allowed DIP Facility Claim; or (ii) such other treatment as to which the Debtor and the DIP Lenders agree upon in writing.

•

Exit Facility. On the Effective Date, the Reorganized Debtor shall obtain new financing in the approximate amount of $[30] million. Funds from the Exit Facility will be used to pay off the DIP Facility, fund payments under the Plan, pay transaction costs and fund working capital and other general corporate purposes of the Reorganized Debtor after the Effective Date.

B.	Summary of Treatment of Claims and Interests under the Plan

The table below summarizes the classification and treatment of the pre-petition Claims and Interests under the Plan. Estimated Claim amounts assume a calculation date of the Petition Date. Estimated percentage recoveries are also set forth below for certain Classes of Claims. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated amount of Allowed Claims in each Class.

For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtor has not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case. Estimated Claim amounts for each Class set forth below are based upon the Debtor’s review of its books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated.

The foregoing valuation of the Reorganized Debtor is based on a number of assumptions and conditions, which are more fully set forth in the valuation attached as Appendix D to this Disclosure Statement.

Description and Amount of Claims or Interests	Summary of Treatment

Class 1: Wells Term Loan Secured Claims Estimated Aggregate Amount: $4.4 million

•      Unimpaired

•      Class 1 consists of all Allowed Wells Term Loan Secured Claims against the Debtor

•      On the Effective Date (or as soon thereafter as is practicable) the holder of any Allowed Wells Term Loan Secured Claims shall receive either (i) Cash in the full amount of such Allowed Wells Term Loan Claims, including any unpaid postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code or (ii) such other no more favorable treatment as to which the holder of Wells Term Loan Secured Claims and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

•      Conclusively presumed to have accepted the Plan and, therefore, not entitled to vote.

•      Estimated Recovery: 100%

Class 2: Wells Revolver Loan Secured Claims Estimated Aggregate Amount: $5.9 million	• Unimpaired • Class 2 consists of all Allowed Wells Revolver Secured Claims against the Debtor

•      On the Effective Date (or as soon thereafter as is practicable) the holder of any Allowed Wells Revolver Secured Claims shall receive either (i) Cash in the full amount of such Allowed Wells Revolver Secured Claims, including any unpaid postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code or (ii) such other no more favorable treatment as to which the holder of Wells Term Loan Secured Claims and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

•      Conclusively presumed to have accepted the Plan and, therefore, not entitled to vote.

•      Estimated Recovery: 100%

Class 3: MARAD 6.52% Bond Claims Estimated Aggregate Amount: $8.57 million

•      Impaired

•      Class 3 consists of all Allowed MARAD 6.52% Bond Claims against the Debtor.

•      On the Effective Date, at the election of the holders of MARAD 6.52% Bond Claims, either (i) the MARAD 6.52% Indenture shall be reinstated, except to the extent that such Indenture requires the MARAD Agent to consent to a second lien and a third lien being placed on the MARAD Collateral, and the MARAD 6.52% Bond Claims shall be paid in accordance with the terms and conditions of the MARAD 6.52% Indenture, or (ii) holders of MARAD 6.52% Bond Claims shall be paid in full the obligations owing under the MARAD 6.52% Indenture, if the requisite number of holders exercise their right to make the Premium Waiver Election by checking the applicable box on the ballot.

•      Entitled to vote to accept or reject the Plan.

•      Estimated Recovery: 100%

Class 4: MARAD 7.07% Bond Claims Estimated Aggregate Amount: $5.1 million

•      Impaired

•      Class 4 consists of all Allowed MARAD 7.07% Bond Claims against the Debtor.

•      On the Effective Date, at the election of the holders of MARAD 7.07% Bond Claims, either (i) the MARAD 7.07% Indenture shall be reinstated, except to the extent that such Indenture requires the MARAD Agent to consent to a second lien and a third lien being placed on the MARAD Collateral, and the MARAD 7.07% Bond Claims shall be paid in accordance with the terms and conditions of the MARAD 7.07 Indenture, or (ii) holders of MARAD 7.07% Bond Claims shall be paid in full the obligations owing under the MARAD 7.07% Indenture, if the requisite number of holders exercise their right to make the Premium Waiver Election by checking the applicable box on the ballot.

•      Entitled to vote to accept or reject the Plan.

•      Estimated Recovery: 100%

Class 5: Secured Note Claims Estimated Aggregate Amount: $86.3 million

•      Impaired

•      Class 5 consists of all Allowed Secured Note Claims against the Debtor

•      Unless the holder of the Secured Note Claim and the Debtor agree to a different treatment, on the Effective Date, each holder of an Allowed Secured Note Claim shall receive that holder’s Pro Rata share of the New Class 4 Secured Note. The Allowed Noteholder Deficiency Claim shall receive such treatment as set forth in Class 8: General Unsecured Claims below.

•      Entitled to vote to accept or reject the Plan.

•      Estimated Recovery: 75%

Class 6: Miscellaneous Secured Claims Estimated Aggregate Amount: $250,000 to $1.8 million

•      Unimpaired

•      Class 6 consists of all Allowed Miscellaneous Secured Claims against the Debtor. The Allowed Miscellaneous Secured Claims shall be deemed to have been classified into separate subclasses within Class 6 to the extent such claims are secured by different collateral.

•      Unless the holder of such claim and the Debtor agree to a different treatment, to which each of the Majority Secured Noteholders consent, on the Effective Date, each holder of an Allowed Miscellaneous Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Miscellaneous Secured Claim, either (i) Cash in the full amount of such Allowed Miscellaneous Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, to be paid from the Miscellaneous Secured Reserve (ii) the proceeds of the sale or disposition of the collateral securing such Allowed Miscellaneous Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (iii) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed

Miscellaneous Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iv) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code. If the claim of a holder of such Allowed Miscellaneous Secured Claim exceeds the value of the collateral that secures it, such holder will have an Miscellaneous Secured Claim equal to the collateral’s value and a General Unsecured Claim for the deficiency.

•      Conclusively presumed to have accepted the Plan and, therefore, not entitled to vote.

•      Estimated Recovery: 100%

Class 7: Other Priority Claims Estimated Aggregate Amount: Unknown

•      Unimpaired

•      Class 7 consists of all Allowed Other Priority Claims against the Debtor.

•      On the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, (i) Cash in an amount equal to the aggregate principal amount of the unpaid portion of such Allowed Other Priority Claim, or (ii) such other no more favorable treatment as to which such holder and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

•      Conclusively presumed to have accepted the Plan and, therefore, not entitled to vote.

•      Estimated Recovery: 100%

Class 8: General Unsecured Claims Estimated Aggregate Amount: $2 to 4 million[2]

•      Impaired

•      Class 8 consists of all Allowed General Unsecured Claims against the Debtor.

•      On the Effective Date (or as soon thereafter as is practicable) each holder of an Allowed General Unsecured Claim, other than the holders of an Allowed Noteholder Deficiency Claim, shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, either (i) its Pro Rata share of the General Unsecured Reserve, or (ii) such other no more favorable treatment as to which such holder and the Debtor shall have agreed upon in writing.

[2]	Such estimated amount does not include the $65 million claim for antitrust conspiracy overcharges filed against the Debtor, which claim the Debtor disputes and intends to contest.

•      On the Effective Date (or as soon thereafter as is practicable), the holders of the Allowed Noteholder Deficiency Claims shall be deemed to waive their right to participate in any distribution from the General Unsecured Reserve and instead will receive that holder’s Pro Rata share of [            ] million shares of New Common Stock. Such [            ] million shares to be so distributed to the holder of Allowed Noteholder Deficiency Claims shall represent, as of the Effective Date, 91%[3] of the outstanding shares of New Common Stock (subject to (i) dilution of up to 5% upon the issuance of any shares of stock granted pursuant to the New Management Incentive Plan and (ii) further dilution upon the exercise of the New Warrants).

•      In addition, if Class 8 accepts the Plan, and a holder of a General Unsecured Claim votes to accept the Plan, any and all potential Avoidance Actions against such holder shall be waived.

•      Entitled to vote to accept or reject the Plan.

•      Estimated Recovery: 25-85%

Class 9: Old Common Interests Estimated Aggregate Amount: N/A

•      Impaired

•      Class 9 consists of all Allowed Old Common Interests of the Debtor.

•      On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Old Common Interest will receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Interest either: (i) a cash payment of $0.15 per share; or (ii) such holder’s Pro Rata share of: (x) 9% of the outstanding shares of New Common Stock and (y) each of the Tranche 1 and Tranche 2 Warrants; provided, however, that in the event a holder of an Allowed Old Common Interest does not affirmatively elect to receive either of the options set forth in (i) and (ii), then such holder will receive a cash payment of $0.15 per share.

•      Entitled to vote to accept or reject the Plan.

•      Estimated Recovery: N/A

[3]	Such percentage may increase to 100% of the outstanding shares of New Common Stock in the event that each holder of an Old Common Interest elects to receive a cash payment.

THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AND INTERESTS AGAINST THE DEBTOR AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN. ABSENT ACCEPTANCE AND APPROVAL OF THE PLAN BY CLASS 8 GENERAL UNSECURED CREDITORS, THE DEBTOR’S CHAPTER 11 CASE MIGHT BE DELAYED AND CREDITORS’ AND INTEREST HOLDERS’ RECOVERIES AND DISTRIBUTIONS DIMINISHED, IN SOME INSTANCES SIGNIFICANTLY OR ENTIRELY.

III. GENERAL INFORMATION CONCERNING THE DEBTOR

A.	Overview of Business Operations

1.	Operational Matters

Trailer Bridge is a publicly-traded, integrated trucking and marine freight carrier company that provides freight transportation between the continental United States, Puerto Rico, and the Dominican Republic operated under the Jones Act. The Debtor has a diverse customer base and ships a wide variety of goods and products to and from the United States. Typical shipments to Puerto Rico from the United States include furniture, consumer goods, raw materials for manufacturing, electronics, new and used automobiles, and apparel. The typical shipments from Puerto Rico to the United States include healthcare products, pharmaceuticals, electronics, shoes, and recyclables. Typical shipments to the Dominican Republic are made from the Untied States via Puerto Rico and consist of materials for manufacturing. Typical shipments from the Dominican Republic to the United States include apparel, raw materials for manufacturing, and recyclables.

The Debtor is the only Jones Act company serving both the Puerto Rico and Dominican Republic markets with Jones Act qualified vessels. The Debtor services these markets though its marine fleet. This fleet consists of two 736 foot long triple-deck, roll-on/roll-off ocean going barges (each a, “Ro/Ro”) and five 403 foot long triplestack box carriers (each a “TBC”). These marine vessels are fully configured to carry 53 foot long, 102 foot wide, “high-cube” cargo containers, which the Debtor believes provides operating efficiencies that are not available to ocean carriers using traditional, smaller capacity equipment (i.e., 40 foot containers). The Debtor uses a “tug & barge” model, that it believes results in lower costs per unit mile at sea compared to self-propelled vessels. Importantly, the Debtor’s marine vessels have an average age of 16 years, which is half the age of its competitors’ vessels.

The Debtor’s trucking equipment includes a fleet of tractors, trailers, vehicle transport modules, nearly 4,000 containers and over 3,100 chassis. The Debtor uses these assets to transport freight over land between places in the continental United States and the Debtor’s Jacksonville port facility. Certain of this equipment is also used to transport freight over the water to its facility in San Juan, Puerto Rico and to the Dominican Republic.

2.	Environmental Matters

The Debtor’s operations are subject to a number of federal, state and local environmental laws and regulations including those governing air emissions, wastewater discharges, the use, generation, storage, management and disposal of, or exposure to hazardous or toxic substances and wastes, the investigation and remediation of contaminated soil, air, and groundwater and occupational health and safety. While these laws and regulations could impose capital and operating costs on the Debtor’s business and there are significant penalties for violations, these costs currently are not material.

3.	Government Regulation

The Debtor is subject to regulation by a number of federal, state, and local governmental agencies. The Company believes that it is in material compliance with these laws and regulations.

4.	Litigation

On April 17, 2008, the Debtor received a subpoena from the Antitrust Division of the U.S. Department of Justice (the “DOJ”) seeking documents and information relating to a criminal grand jury investigation of alleged anti-competitive conduct by Puerto Rico ocean carriers. Debtor representatives have met with United States Justice Department attorneys and pledged the Debtor’s full and complete cooperation with the DOJ investigation. The Debtor has made document submissions to the DOJ in response to the subpoena. Neither the Debtor nor any of its employees has been charged with any wrongdoing in this investigation and will continue to cooperate with government officials.

Following publicity about the DOJ investigation, beginning on April 22, 2008, shippers in the Puerto Rico trade lane, and in one case indirect consumer purchasers within Puerto Rico, have filed at least 40 purported class actions against domestic ocean carriers, including Horizon Lines, Sea Star Lines, Crowley Liner Services and the Debtor. The actions alleged that the defendants inflated prices and engaged in other allegedly anti-competitive conduct in violation of federal antitrust laws and seek treble damages, attorneys’ fees and injunctive relief. The actions, which were filed in the United States District Court for the Southern District of Florida, the United States District Court for the Middle District of Florida, and the United States District Court for the District of Puerto Rico, were consolidated into a single multi-district litigation proceeding (MDL 1960) in the District of Puerto Rico for pretrial purposes.

The Debtor filed a motion to dismiss the last operative consolidated complaint with the court. On April 30, 2010, in a non-final order, the court granted the Debtor’s motion to be dismissed with prejudice as to the claims of the named plaintiffs. This order will not become final and appealable until a further order or judgment is entered by the court. The Debtor expects this order to become final in the third quarter of 2011. The Debtor does not expect this order to be appealed. Horizon Lines, Crowley Liner Services, Sea Star Lines, LLC, Saltchuck Resources, an affiliate of Sea Star Lines, LLC, and their related companies entered into settlement agreements with certain named direct purchaser plaintiffs on behalf of a purported class of claimants in the MDL 1960 proceeding, while denying any liability for the underlying claims.

Plaintiffs who have opted-out are likely to pursue claims against the settling defendants. It is not clear whether an individual opt-out plaintiff would attempt to bring an action against the Debtor in such a proceeding or even whether they could do so in light of the Debtor’s dismissal with prejudice from the underlying MDL. Moreover, it is not clear what, if any, impact these settlements, whether or not finally approved, will have on further prosecution of the MDL 1960 or other claims on the Debtor, or on the trade, in general. Although legal fees have been substantially reduced in 2011, significant legal fees and costs could still be incurred in connection with the DOJ investigation, the class actions, and other related matters. During the three month periods ended June 30, 2011, and 2010, costs were approximately $9,400 and $145,500, respectively. During the six month periods ended June 30, 2011, and 2010, costs were approximately $34,600 and $525,400, respectively. On October 15, 2009, the Debtor commenced legal action against its insurer for a judicial declaration that the insurer owes and has breached its duty to defend the Debtor in an antitrust lawsuit captioned: “In re Puerto Rican Cabotage Antitrust Litigation”, U.S.D.C., Puerto Rico, Case No. 3:08-md-01960-DRD (MDL 1960), and for judgment requiring the insurer to defend and to reimburse the Debtor’s defense expenses. The case was held in the Middle District of Florida, Jacksonville Division, and was captioned: “Trailer Bridge, Inc. v. Illinois National Insurance Debtor”. On July 23, 2010 the court denied the Debtor’s motion and granted summary judgment in favor of the defendant. The Debtor appealed this decision to the Eleventh Circuit Court of Appeals on August 19, 2010. The district court decision was upheld on appeal and the Debtor chose not to seek appeal to the United States Supreme Court.

The Debtor is not able to predict the ultimate outcome or cost of the DOJ investigation, the civil class actions, or other related matters. However, should this result in an unfavorable outcome for the Debtor or continued legal expense, it could have a material adverse effect on the Debtor’s financial position and future operations.

5.	Compliance with Nasdaq Marketplace Rule 5450(a)(1)

On October 6, 2011, the Debtor received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that, based upon the closing bid price of the Debtor’s common stock for the last 30 consecutive business days, the Debtor no longer meets the requirement that listed securities maintain a minimum bid price of $1.00 per share in accordance with Nasdaq Marketplace Rule 5450(a)(1). This notification has no immediate effect on the listing of the Debtor’s common stock.

The notification letter states that the Nasdaq listing rules provide the Debtor a compliance period of 180 calendar days, or until April 3, 2012, in which to regain compliance. If at any time during this 180 day period the closing bid price of the Debtor’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, the Debtor will have regained compliance. The notification letter also states that, in the event the Debtor does not regain compliance, the Debtor may be eligible for additional time. To qualify, the Debtor will be required to meet the continued listing requirement for market value of publicly held shares and all other Nasdaq initial listing standards, with the exception of the minimum bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Debtor meets these requirements, Nasdaq will inform the Debtor whether it has been granted additional time. However, if it appears to Nasdaq staff that the Debtor will not be able to cure the deficiency, or if the Debtor is otherwise not eligible, Nasdaq will provide the Debtor with notice that its securities will be subject to delisting.

B.	Pre-Bankruptcy Capital Structure

1.	Prepetition Term Loan Agreement

The Debtor and Wells Fargo, N.A. (“Wells”) are parties to that certain Term Loan and Security Agreement, by and among Trailer Bridge, Inc., as borrower, and Wells, as successor in interest to Wachovia Bank National Association, as Agent and the Lenders from Time to Time Party Hereto, dated June 14, 2007 (the “Wells Term Loan”). The Wells Term Loan is secured by a first lien on eligible equipment (the “Term Loan Collateral”), the value of which the Debtor estimates at $13.9 million as of June 30, 2011. There is presently no junior lien on this collateral.

Under the Wells Term Loan, the Debtor had access to $10 million until April 2012, upon which the Company could draw to fund eligible equipment purchases. Interest accrued on the Wells Term Loan at a rate equal to 2% plus prime. The Wells Term Loan principal is amortized over a 72 month period, ending in December 2014, and as of the Petition Date, the outstanding obligations under the Wells Term Loan were approximately $4.4 million. Additionally, the Company has been in default under the Wells Term Loan since October 24, 2011, however, Wells had agreed to forbear from exercising remedies through November 15, 2011.

2.	Prepetition Revolving Loan Agreement

The Debtor and Wells are also parties to that certain Loan and Security Agreement, by and among Trailer Bridge, Inc., as borrower, and Wells, as successor in interest to Congress Financial Corporation (Florida), as Agent, and the Lenders from Time to Time Party Hereto, dated April 23, 2004 (the “Wells Revolver”), which expires in April 2012. The Wells Revolver is secured by a first lien on the Company’s accounts receivable and certain of the Company’s equipment, (the “Revolver Collateral”).

Under the Wells Revolver, the Company was provided a maximum availability of $10 million. This revolving line of credit is subject to a borrowing base formula based on a percentage of eligible accounts receivable, and absent a default, interest accrued on funds borrowed under the Wells Revolver at a rate equal to 1.5% per annum in excess of the prime rate. As a result of various defaults and waivers, the interest on the revolver was increased by an additional 2%. Notwithstanding the existing defaults, Wells has continued to make advances under the Wells Revolver pursuant to forbearance agreements and as of November 15, 2011 the amount outstanding under the Wells Revolver was approximately $5.9 million.

3.	MARAD Bonds

On June 23, 1997, the Debtor, as a ship owner, entered into that certain Trust Indenture Relating to United States Government Guaranteed Ship Financing Obligations with State Street Bank and Trust Company, as Indenture Trustee,4 under which the Debtor was authorized to issue up to an aggregate principal amount of $10,515,000 of bonds designated as “United States Government Guaranteed Ship Financing Bonds, 1997 Series”. That issuance of MARAD Bonds bears interest at a rate of 7.07% per annum and matures on September 30, 2022 (the “7.07% MARAD Bonds”). The 7.07% MARAD Bonds are secured by a first lien on certain of the TBCs that have a combined appraised fair market value of $21,542,858 as of June 28, 2010 (the “7.07% MARAD Bond Collateral”). As of October 31, 2011, the total outstanding on the 7.07% MARAD Bonds was $5,104,475. There is presently no default with respect to the 7.07% MARAD Bonds, and the next scheduled payment on the Bonds is March 30, 2012 in the amount of $232,022 in principal, and $180,443 in interest.

Additionally, on December 4, 1997, the Debtor, as ship owner, entered into that Certain Trust Indenture Relating to the United States Government Guaranteed Ship Financing Obligations with State Street Bank and Trust Company, as Indenture Trustee, under which the debtor was authorized to issue up to an aggregate principal amount of $16,918,000 of bonds, designated as “United States Government Guaranteed Ship Financing Bonds, 1997 Series II”. These MARAD Bonds bear interest at a rate of 6.52% per annum and mature on March 30, 2023 (the “6.52% MARAD Bonds”). The 6.52% MARAD Bonds are secured by a first lien on the TBCs other than those that secure the 7.07% MARAD Bonds (the “6.52% MARAD Bond Collateral” and together with the 7.07% MARAD Bond Collateral, the “MARAD Bond Collateral”). The 6.52% MARAD Bond Collateral has a combined appraised fair market value of $32,750,001 as of June 28, 2010.

As of October 31, 2011, the total outstanding on the 6.52% MARAD Bonds was $8,565,858. There is presently no default under the 6.52% MARAD Bonds, the next scheduled payment on these bonds is March 30, 2012, and the amount of that payment is $372,429 in principal and $279,247 in interest.

[4]	The successor Indenture Trustee for MARAD Bonds is U.S. Bank National Association.

In connection with obtaining the consent of the Secretary of Transportation of the United States of America to offer and sell the MARAD Bonds, the Company was from time to time required to deposit funds into a reserve fund that serves as additional security for the Company payment obligations with respect to MARAD Bonds, the “MARAD Reserve Fund”). As of November 15, 2011, there is approximately $3,557,942.94 in the MARAD Reserve Fund.

4.	Senior Secured Notes

The Debtor is also a party to that certain 9.25% Senior Secured Notes Due 2011 Indenture, dated as of December 1, 2004, under which the Debtor issued notes in the principal amount of $85 million (the “Senior Secured Notes”). The Senior Secured Notes matured on November 15, 2011.

Prior to their maturity, the Debtor redeemed $2.5 million of the Senior Secured Notes through open market purchases, leaving $82.5 million in outstanding principal amount of the Senior Secured Notes. Interest due and owing as of the November 15, 2011 maturity date was approximately $3.8 million, leaving a fixed, liquidated balance due and owing to the holders of approximately $86.3 million. The Debtor did not make any payment on the Senior Secured Notes on the maturity date and is therefore in payment default.

The Senior Secured Notes are secured by a first priority lien on the Debtor’s two Ro/Ro barges, certain equipment consisting of container and chassis equipment, and the Debtor’s Jacksonville, Florida, office and terminal, including associated real estate (the “Senior Secured Note Collateral”). Based upon relatively recent appraisals of the Senior Secured Note Collateral, the Debtor believes that the obligations owing under the Senior Secured Notes are significantly undersecured.

C.	Events Leading to Chapter 11 Case

1.	Inability to Fund Debt Service Obligations

The Debtor experienced a decline in revenues during the last year prior to the commencement of its Chapter 11 Case, which resulted in a lack of liquidity. The Debtor’s declining revenues were a result of lower volume and lower charterhire rates (rental revenue for vessels not in use in liner service) combined with higher fuel and purchased transportation costs. The decrease in freight volume was partially attributable to schedule disruption arising from the dry-docking of both the Debtor’s Ro/Ro vessels and to maintenance of operating equipment, which resulted in a shortage of available equipment to meet peak service demands. The decrease in charterhire revenue was primarily the result of lower daily charter rates and fewer days the vessels were charted in the second quarter of 2011 as compared to the same period in the prior year. The Debtor’s higher fuel surcharge was a result of higher fuel market prices. Simultaneously with declining revenue, the Debtor experienced increased operating expenses. This increase was primarily due to higher fuel, inland purchased transportation, and dry-docking costs, partially offset by a decrease in operating and maintenance expenses.

As a result of the factors above, the Debtor’s available liquidity plus the additional cash expected to be generated by operations was not sufficient, without additional financing, to pay the Senior Secured Notes or the interest thereon, and the $11.2 million current portions of the Debtor’s other indebtedness which would have become due periodically throughout 2012.

2.	The Debtor’s Out Of Court Restructuring Efforts

Anticipating that a number of the secured obligations set forth above, including the Senior Secured Notes, would be maturing in mid to late 2011, the Company embarked upon a process to refinance or otherwise address their existing debt. With respect to that process, the Debtor hired the investment banking firm of Global Hunter Securities, LLC (“GHS”) who launched a process to seek out secured financing from potential first and second lien lenders. The process resulted in a potential lender being selected that undertook significant due diligence. That potential investor, however, stopped the process upon learning that there was a pending Department of Justice investigation of the Debtor’s competitors.

Notwithstanding the investor stepping away from the transaction, a potential first lien lender was identified and while that lender conducted significant due diligence, GHS began soliciting interest in a second lien position that would have enabled the Company to retire the Senior Secured Notes on their maturity date. This process continued into the first quarter of 2011 and over 20 management presentations were made. Ultimately, a second a second lien lender was chosen and the parties moved to documenting refinancing. Unfortunately, during the documentation stage the parties ran into material differences regarding an intercreditor agreement and negotiations were terminated.

During this same time period, the Debtor released its year-end financial results as well as its 2011 first quarter indications. Both of these were below expectations and, thus, deterred “traditional” lender and investor interest in a refinancing transaction. Accordingly, in the second quarter of 2011, the Debtor and GHS solicited investor interest in other types of transactions, and in the early part of the third quarter of 2011, multiple parties provided term sheets for alternative financing transactions that included a first lien financing. The Debtor pursued two such structures, but ultimately neither of parties were able to arrange for the financing necessary to consummate a transaction. Towards the end of this process, the Debtor was also approached about a potential merger transaction. Again, the Debtor pursued that transaction, however, no agreement could be reached and the parties broke off negotiations.

Thus although the Company with the help of GHS and its other advisers had vigorously pursed an out of court restructuring of its balance sheet, its was unable to finalize any such transaction prior to the Senior Secured Notes maturing on November 15, 2011. Importantly, throughout this process and especially in the last two months, the Debtor had been in contact with its three most significant holders of the Senior Secured Notes and attempted to keep them apprised of their efforts upon those holders signing appropriate non disclosure agreements (“NDAs”).

IV. COMMENCEMENT OF CHAPTER 11 CASE

A.	Continuation of Business; Stay of Litigation

As described above, on November 16, 2011, the Debtor commenced the Chapter 11 Case by filing a petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida. Since the Petition Date, the Debtor continued to operate as a debtor in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code, and has been authorized to operate its business and manage its property in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtor’s bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtor, and the continuation of litigation against the Debtor. The relief provided the Debtor with the “breathing room” necessary to assess and reorganize its business and prevented creditors from obtaining an unfair recovery advantage while the Case was ongoing.

The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan.

B.	First Day Orders

The first day hearing (the “First Day Hearing”) was held in this Chapter 11 Case before the Bankruptcy court on November 18, 2011. At the First Day Hearings, the Bankruptcy Court heard certain requests for immediate relief filed by the Debtor to facilitate the transition between the Debtor’s pre-petition and post-petition business operations. Many of the first day orders in the Bankruptcy Case by the Debtor were typical for large chapter 11 cases.

Following the First Day Hearing, the Bankruptcy Court entered first day orders that authorized, among other things:

•	the extension of time for the Debtor to file its schedules and statement of financial affairs (Docket No. 72);

•	continued use of existing cash management system and bank accounts on an interim basis (Docket No. 36);

•	payment of certain pre-petition employee wages and certain employee benefits (Docket No. 37);

•

deeming utilities adequately assured of payment, prohibiting utilities from altering, refusing, or discontinuing services, and establishing procedures for resolving requests for adequate assurance (Docket No. 71);

•	continued payment of pre-petition insurance and payment of pre-petition premiums, related obligations, and premium financing payments (Docket No. 70);

•	payment of certain pre-petition sales, sue and trust fund taxes (Docket No. 69);

•	the honoring of certain pre-petition customer obligations and continuation of customer programs and practices (Docket No. 68);

•	payment of critical vendors in exchange for trade terms on an interim basis (Docket No. 35);

•	payment of contractors and service providers in satisfaction of liens (Docket No. 67);

•	obtaining secured, superpriority, post-petition financing and sue of cash collateral on an interim basis (Docket No. 38).

C.	Retention and Employment of Professionals

During the Chapter 11 Case, the Debtor sought and obtained authority to retain and employ the following Professionals to assist in the administration of the Debtor’s Chapter 11 Case: (i) Foley & Lardner LLP, as co-bankruptcy counsel to the Debtor; (ii) DLA Piper LLP, as co-bankruptcy counsel to the Debtor; (iii) Global Hunter Securities, as Investment Bankers for the Debtor; (iv) RAS

Management Advisors, LLC, as Financial Advisors the Debtor; and (v) Kurtzman Carson Consultants, as claims and noticing agent to the Debtor. The Bankruptcy Court also entered an order authorizing the Debtor to employ and retain various professionals utilized by the Debtor in the ordinary course of business.

D.	Appointment of Creditors Committee

On December 6, 2011, the United States Trustee for the Middle District of Florida appointed a three-member statutory committee of unsecured creditors to represent the interests of unsecured creditors of the Debtor pursuant to section 1102(a)(1) of the Bankruptcy Code (the “Committee”). The following entities were appointed to the Committee: (i) Earl W. Colvard Inc., (ii) First Coast Express, Inc., and (iii) Railport Services, Inc. The Committee retained as its counsel the law firm of Stutsman Thames & Markey, P.A.

E.	Post-Petition and Post-Confirmation Funding

1.	DIP Facility

Prior to the Petition Date, in connection with the Debtor’s restructuring efforts, the Debtor and its advisors contacted a number of institutions to determine whether they were interested in providing financing to the Debtor. Two (2) institutions submitted term sheets to the Debtor and its advisors regarding financing and/or an investment in the Debtor, including Whippoorwill and certain other lender parties (the “DIP Lenders”). The Debtor and its advisors reviewed these term sheets and engaged in extensive negotiations with these parties in an effort to obtain financing on the best possible terms.

After careful consideration, the Debtor ultimately decided that the proposal for debtor in possession financing advanced by the DIP Lenders was the best available under the circumstances and adequately addressed the Debtor’s reasonably foreseeable working capital needs. The Debtor reached a deal on the DIP Facility with the DIP Lenders whereby the DIP Lenders agreed to provide postpetition financing to the Debtor in the form of a multiple advance, secured, term loan credit facility in the aggregate principal amount of $15 million (the “DIP Facility”).

On November 18, 2011, the Bankruptcy Court entered an interim order approving the DIP Facility on an interim basis, and authorizing the Debtor to borrow up to $5 million thereunder. On December 19, 2011, the Bankruptcy Court entered a final order approving the DIP Facility and authorizing the Debtor to borrow up to $15 million thereunder. The final order approving the DIP Facility incorporated changes requested by various parties, including the Committee.

The proceeds of the DIP Facility were used by the Debtor for the purpose of funding the Debtor’s costs and expenses associated with the Chapter 11 Case and to provide for the Debtor’s postpetition operating expenses and working capital needs during this Chapter 11 Case, all in accordance with a certain budget.

The DIP Facility is secured by (i) a first priority mortgage, lien and/or security interest on all tangible and intangible real and personal property assets of the Debtor and the Debtor’s estate, whether now owned or hereafter acquired, that were unencumbered as of the Petition Date by any liens, mortgages and/or security interests, and (ii) a junior and subordinate mortgage, lien and/or security interest, pursuant to section 364(c)(3) of the Bankruptcy Code, on all tangible and intangible real and personal property assets of the Debtor, whether now owned or hereafter acquired, that were encumbered as of the Petition Date by liens, mortgages and security interests solely in favor of Wells Fargo and the holders of the MARAD Bonds, including any replacement liens granted to Wells Fargo or the holders of the MARAD Bonds by order of the Court, all as described more fully in the DIP Facility.

The DIP Facility contained certain milestones with respect to the Debtor’s chapter 11 case. These milestones required the Debtor to, among other things, (i) file a plan of reorganization and disclosure statement with the Bankruptcy Court that are reasonably acceptable in form and substance to the Lenders by the 45th day after the Petition Date; (ii) have a disclosure hearing with respect to such disclosure statement by the 85th day after the Petition Date; (iii) obtain an order from the Bankruptcy Court confirming such plan of reorganization by the 135th day following the Petition Date; and (iv) consummate such plan of reorganization by the 15th day after the date on which such order confirming such plan of reorganization is entered by the Bankruptcy Court in the Case.

On December 30, 2011, the Debtor and the DIP Lenders entered into a first amendment revising the milestones and requiring the Debtor to, among other things, (i) deliver a draft plan of reorganization and disclosure statement by January 3, 2012 and (ii) file a plan of reorganization and disclosure statement with the Bankruptcy Court by January 7, 2012. Pursuant to a second amendment the deadline to file a plan and disclosure statement was extended until January 14, 2012.

2.	Exit Facility

The Plan contemplates that the Reorganized Debtor will obtain exit financing in the approximate amount of $[30] million, which amount will satisfy the DIP Facility Claims, support other required payments under the Plan, and conduct its post-reorganization operations. The Exit Facility is being provided by the three (3) largest holders of the Debtor’s Secured Notes: (i) Seacor Holdings, Inc.; (ii) Whippoorwill Associates, Inc.; and (iii) Edge Asset Management, Inc. The Plan provides that the terms of the Exit Facility will be agreed to by the Debtor, which terms will be substantially in the form filed as part of the Plan Supplement.

F.	Other Material Matters Addressed During the Chapter 11 Case

1.	Schedules and Statements

On November 23, 2011, the Bankruptcy Court entered an order granting the Debtor an extension until January 3, 2012 to file its schedules of assets and liabilities and statements of financial affairs (collectively, the “Schedules”). On December 22, 2011, the Debtor filed the Schedules.

2.	Exclusivity

Under the Bankruptcy Code, a debtor has the exclusive right to file a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed a petition for voluntary relief (which may be extended by the Court for a period of up to 18 months from the petition date). If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the petition date to solicit acceptances to the plan (which may be extended by the Court for a period of up to 20 months from the petition date). During a debtor’s exclusive periods, no other party in interest may file a competing chapter 11 plan; however, a court may terminate the debtor’s exclusive periods upon request of a party in interest and “for cause.” The Debtor filed the Plan and Disclosure Statement within the initial exclusivity period.

3.	Bar Date

By order entered December 19, 2011 (Docket No. 135) (the “Bar Date Order”), the Bankruptcy Court established February 1, 2012 at 5:00 p.m. (Pacific Time) as the general bar date for filing proofs of claim against the Debtor (the “General Bar Date”), including any claim arising under section 503(b)(9) of the Bankruptcy Code. Governmental units are required to file proofs of claim by May 14, 2012 at 5:00 p.m. (Pacific Time) (the “Governmental Bar Date”). The Bar Date Order provides that any Creditor that is required to file but fails to file a Proof of Claim for its Claim on or before the General Bar Date or the Governmental Bar Date, as applicable, shall not be treated as a Creditor with respect to such Claim for purposes of voting and distribution.

V. SUMMARY OF THE PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTOR UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR, THE REORGANIZED DEBTOR, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.	Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 cases.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against the interests in a debtor. Confirmation of plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Debtor’s Plan are the result of extensive negotiation between and among the Debtor and the Majority Secured Noteholders and reflects a settlement regarding the valuation of the Debtor’s business and the parties’ determination that the Debtor’s vendors, suppliers and employees are critical to the future successes of the business. Accordingly, the Plan reflects the Debtor’s best assessment of its ability to achieve the goals of its business plan with vendor and supplier support, offer to creditors and equity interest holders the significant and substantial recoveries set forth more fully in the Plan, and to pay its continuing obligations in the ordinary course of its business.

Under the Plan, Claims against and Interests in the Debtor are divided into Classes according to their relative seniority and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the claims in certain Classes will be reinstated or modified and receive Distributions equal to the full amount of such Claims, (ii) the Claims of certain other Classes will be modified and receive Distributions constituting a partial recovery on such Claims, and (iii) the claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Distribution Date and at certain times thereafter, the Reorganized Debtor will distribute Cash and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.

B.	Reorganized Capital Structure Created by Plan

The Plan sets forth the capital structure for the Reorganized Debtor upon its emergence from chapter 11, which is summarized as follows:

1.	Exit Facility

On the Effective Date, the Reorganized Debtor will obtain new financing in the approximate amount of $[30] million. Funds from the exit facility will be used to satisfy the DIP Facility Claims, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and other general corporate purposes of the Reorganized Debtor following the Effective Date.

2.	Ownership of Reorganized Debtor

The Corporate Governance Documents of the Reorganized Debtor will provide for the authorization of and issuance of New Common Stock in the Reorganized Debtor to the holders of Allowed Noteholder Deficiency Claims which will be subject to dilution based upon the issuance of New Common Stock issued pursuant to any New Management Incentive Plan as set forth in Article IV of the Plan, and Allowed Old Common Interests. Upon the exercise of New Warrants issued as set forth in Article IV of the Plan or pursuant to the provisions of the Reorganized Debtor’s Corporate Governance Documents.

C.	Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1), do not need to be classified). The Debtor also is required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtor into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a Holder of a Claim or Interest may challenge the Debtor’s classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtor intends, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting Holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular Holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

The classification of Claims and Interests and the nature of Distributions to members of each Class are summarized below. The Debtor believes that the consideration, if any, provided under the Plan to Holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtor’s assets. To the extent necessary, the Debtor will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section IX.J below. Although the Debtor believes that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.	Treatment of Unclassified Claims under the Plan

(a)	DIP Facility Claims

Pursuant to the Plan, a DIP Facility Claim is a Claim arising under the DIP Facility. The Debtor estimates that the DIP Facility Claims, as of the Effective Date, will consist of approximately $15 million on account of borrowings under the DIP Facility Agreement.

On the Effective Date or on another date as expressly agreed to by the DIP Lenders, the DIP Lenders shall receive, in full satisfaction, settlement, release and discharge of and in exchange for their Allowed DIP Facility Claim: (i) cash equal to the full amount of the DIP Lender’s share of the Allowed DIP Facility Claim; or (ii) such other treatment as to which the Debtor and the DIP Lenders agree upon in writing, and all commitments under the DIP Facility Agreement shall terminate, except for the payment of the DIP Lenders’ fees as provided below.

(b)	Administrative Claims

An Administrative Claim is defined in the Plan as a Claim entitled to priority under Bankruptcy Code sections 507(a)(2), 507(a)(3) and 507(b) for costs and expenses of administration of the Chapter 11 Case, including (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries and commissions for services and payments for goods, leased equipment and premises) and (b) all other Claims entitled to administrative status pursuant to a Final Order of the Bankruptcy Court, but excluding the DIP Facility Claims, Priority Tax Claims, Other Priority Claims and Professional Fee Claims, for which a holder has made request for payment by the Administrative Claims Bar Date.

Each holder of an Allowed Administrative Claim against the Debtor shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the Initial Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtor relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtor’s business, consistent with past practice or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim, the Debtor or the Reorganized Debtor, as the case may be, and the Majority Secured Noteholders, Cash equal to the unpaid portion of its Allowed Administrative Claim.

The Plan provides that all Holders of Administrative Claims must file a request for payment prior to the Administrative Claims Bar Date. No later than the Administrative Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtor or the Reorganized Debtor, as the case may be, shall file objections to the Administrative Claims with the Bankruptcy Court and serve such objection upon the Holders of such Administrative Claims to which objections are made. Nothing contained herein or the Plan, however, shall limit the Reorganized Debtor’s right to object to Administrative Claims, if any, filed or amended after the Administrative Claims Objection Deadline.

The Plan further provides that all final requests for compensation or reimbursement of costs and expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtor or any Committee (if appointed) prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtor and its counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of costs and expenses must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional or other entity no later than 25 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. The Reorganized Debtor may pay charges that they incur on and after the Effective Date for professionals’ fees, disbursements, expenses or related support services in the ordinary course of business and without application to the Bankruptcy Court.

(c)	Priority Tax Claims

The Plan defines Priority Tax Claims as Claims that are entitled to priority under section 507(a)(8) of the Bankruptcy Code.

Provided that a Priority Tax Claim has not been paid prior to the Effective Date, on, or as soon as reasonably practicable after, the Distribution Date immediately following the date a Priority Tax Claim becomes an Allowed Priority Tax Claim, but in no event later than the date that is five (5) years after the Petition Date, a holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) cash in an amount equal to the aggregate principal amount of the unpaid portion of such Allowed Priority Tax Claim, plus interest on the unpaid portion of such Allowed Priority Tax Claim from the Effective Date through the date of payment at the rate of interest determined under applicable nonbankruptcy law as of the calendar month in which confirmation occurs, or (ii) such other treatment as to which such holder and the Debtor shall have agreed upon in writing and as to which the Majority Secured Noteholders consent.

2.	Treatment of Classified Claims and Interests under the Plan

(a)	Class 1 – Wells Term Loan Secured Claims

(i) Claims in Class: Class 1 consists of all Allowed Wells Term Loan Secured Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holder of Wells Term Loan Secured Claims are Unimpaired by the Plan. In full satisfaction, settlement, release, and discharge of, and in exchange for, the Allowed Wells Term Loan Secured Claims, on the Effective Date (or as soon thereafter as is practicable) the holder of any Allowed Wells Term Loan Secured Claims shall receive either (i) Cash in the full amount of such Allowed Wells Term Loan Claims, including any unpaid postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code or (ii) such other no more favorable treatment as to which the holder of Wells Term Loan Secured Claims and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

(b)	Class 2 – Wells Revolver Secured Claims

(i) Claims in Class: Class 2 consists of all Allowed Wells Revolver Secured Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holder of Wells Revolver Secured Claims are Unimpaired by the Plan. In full satisfaction, settlement, release, and discharge of, and in exchange for, the Allowed Wells Revolver Secured Claims, on the Effective Date (or as soon thereafter as is practicable) the holder of any Allowed Wells Revolver Secured Claims shall receive either (i) Cash in the full amount of such Allowed Wells Revolver Secured Claims, including any unpaid postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code or (ii) such other no more favorable treatment as to which the holder of Wells Term Loan Secured Claims and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

(c)	Class 3 – MARAD 6.52% Bond Claims

(i) Claims in Class: Class 3 consists of all Allowed MARAD 6.52% Bond Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holders of MARAD 6.52% Bond Claims are Impaired by the Plan. On the Effective Date, at the election of the holders of MARAD 6.52% Bond Claims, either (i) the MARAD 6.52% Indenture shall be reinstated, except to the extent that such Indenture requires the MARAD Agent to consent to a second lien and a third lien being placed on the MARAD Collateral, and the MARAD 6.52% Bond Claims shall be paid in accordance with the terms and conditions of the MARAD 6.52% Indenture, or (ii) holders of MARAD 6.52% Bond Claims shall be paid in full the obligations owing under the MARAD 6.52% Indenture if the requisite number of holders exercise their right to make the Premium Waiver Election by checking the applicable box on the ballot.

The form of intercreditor agreement that will govern the second and third lien being placed on the MARAD Collateral will be filed as part of the Plan Supplement.

(d)	Class 4 – MARAD 7.07% Bond Claims

(i) Claims in Class: Class 4 consists of all Allowed MARAD 7.07% Bond Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holders of MARAD 7.07% Bond Claims are Impaired by the Plan. On the Effective Date, at the election of the holders of MARAD 7.07% Bond Claims, either (i) the MARAD 7.07% Indenture shall be reinstated, except to the extent that such Indenture requires the MARAD Agent to consent to a second lien and a third lien being placed on the MARAD Collateral, and the MARAD 7.07% Bond Claims shall be paid in accordance with the terms and conditions of the MARAD 7.07 Indenture, or (ii) holders of MARAD 7.07% Bond Claims shall be paid in full the obligations owing under the MARAD 7.07% Indenture if the requisite number of holders exercise their right to make the Premium Waiver Election by checking the applicable box on the ballot.

The form of intercreditor agreement that will govern the second and third lien being placed on the MARAD Collateral will be filed as part of the Plan Supplement.

(e)	Class 5 – Secured Note Claims

(i) Claims in Class: Class consists of all Allowed Secured Note Claims against the Debtor.

(ii) Treatment: The legal, equitable, and contractual rights of the holders of the Secured Note Claims are Impaired by the Plan. Unless the holder of the Secured Note Claim and the Debtor agree to a different treatment, on the Effective Date, each holder of an Allowed Secured Note Claim shall receive that holder’s Pro Rata share of the New Class 4 Secured Note. The Allowed Noteholder Deficiency Claim shall receive such treatment as set forth in Class 8: General Unsecured Claims below.

(f)	Class 6 – Miscellaneous Secured Claims

(i) Claims in Class: Class 6 consists of all Allowed Miscellaneous Secured Claims against the Debtor. The Allowed Miscellaneous Secured Claims shall be deemed to have been classified into separate subclasses within Class 6 to the extent such claims are secured by different collateral.

(ii) Treatment: The legal, equitable, and contractual rights of the holders of Allowed Miscellaneous Secured Claims are Unimpaired by the Plan. Unless the holder of such claim and the Debtor agree to a different treatment, to which the Majority Secured Noteholders consent, on the Effective Date, each holder of an Allowed Miscellaneous Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Miscellaneous Secured Claim, either (i) Cash in the full amount of such Allowed Miscellaneous Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, to be paid from the Miscellaneous Secured Reserve, (ii) the proceeds of the sale or disposition of the collateral securing such Allowed Miscellaneous Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (iii) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Miscellaneous Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iv) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code. If the claim of a holder of such Allowed Miscellaneous Secured Claim exceeds the value of the collateral that secures it, such holder will have an Miscellaneous Secured Claim equal to the collateral’s value and a General Unsecured Claim for the deficiency.

(g)	Class 7 – Other Priority Claims

(i) Claims in Class: Class 7 consists of all Allowed Other Priority Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holders of Other Priority Claims are Unimpaired by the Plan. On the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, (i) Cash in an amount equal to the aggregate principal amount of the unpaid portion of such Allowed Other Priority Claim, or (ii) such other no more favorable treatment as to which such holder and the Debtor shall have agreed upon in writing and as to which each of the Majority Secured Noteholders consent.

(h)	Class 8 – General Unsecured Claims

(i) Claims in Class: Class 8 consists of all Allowed General Unsecured Claims against the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holders of General Unsecured Claims are Impaired by the Plan. On the Effective Date (or as soon thereafter as is practicable) each holder of an Allowed General Unsecured Claim, other than the holders of an Allowed Noteholder Deficiency Claim, shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, either (i) its Pro Rata share of the General Unsecured Reserve, or (ii) such other no more favorable treatment as to which such holder and the Debtor shall have agreed upon in writing.

The holders of the Allowed Noteholder Deficiency Claims shall be deemed to waive their right to participate in any distribution from the General Unsecured Reserve and instead will receive that holder’s Pro Rata share of [            ] million shares of New Common Stock. Such [            ] million shares to be so distributed to the holder of Allowed Noteholder Deficiency Claims shall represent, as of the Effective Date, 91%5 of the outstanding shares of new Common Stock, which percentage shall be subject to (i) dilution of up to 5% upon the issuance of any shares of stock granted pursuant to the New Management Incentive Plan and (ii) further dilution upon the exercise of the New Warrants.

In addition, if Class 8 accepts the Plan, and a holder of a General Unsecured Claim votes to accept the Plan, any and all potential Avoidance Actions against such holder shall be waived. If Class 8 does not vote in favor of the Plan, the Debtor will be unable to confirm the Plan, the Debtor’s Chapter 11 Case might be delayed and creditors’ and interest holders’ recoveries and distributions diminished, in some instances significantly or entirely.

(i)	Class 9 – Old Common Interests

(i) Interests in Class: Class 9 consists of all Allowed Old Common Interests of the Debtor.

(ii) Treatment: The legal, equitable and contractual rights of the holders of Old Common Interests are Impaired by the Plan. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Old Common Interest will receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Interest either: (i) a cash payment of $0.15 per share; or (ii) such holder’s Pro Rata share of: (x) 9% of the outstanding shares of New Common Stock and (y) each of the Tranche 1 and Tranche 2 Warrants; provided, however, that in the event a holder of an Allowed Old Common Interest does not affirmatively elect to receive either of the options set forth in (i) and (ii), then such holder will receive a cash payment of $0.15 per share.

[5]	Such percentage may increase to 100% of the outstanding shares of new Common Stock in the event that each holder of an Old Common Interest elects to receive a cash payment.

3.	Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing will affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

D.	Notice to Holders of Claims and Interests

Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable holders of Claims and Interests entitled to vote on the Plan to make an informed judgment about whether to accept or reject the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTEREST IN, THE DEBTOR, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF CLAIMS OR INTERESTS AGAINST THE DEBTOR ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES, SUPPLEMENTS AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein or therein. No such information should be relied upon in making a determination to vote to accept or reject the Plan.

E.	Voting Rights

Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as “impaired” by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the Plan. Under the Plan, only holders of Claims and Interests in Classes 3, 4, 5, 8, and 9 are entitled to vote on the Plan. Claims in other Classes are Unimpaired and their holders are deemed to have accepted the Plan.

Only holders of Claims and Interests in the voting Classes are entitled to vote on the Plan. Pursuant to Bankruptcy Code section 105(a) and Bankruptcy Rule 3003(c)(2), any holder of a Claim (a) that is either (i) not scheduled or (ii) scheduled in the schedules and statements at zero, as unknown or as disputed, contingent or unliquidated, and (b) that is not the subject of a Proof of Claim filed by the applicable Bar Date set by the Court will not be treated as a creditor with respect to such Claim for purposes of voting on or objecting to the Plan.

F.	Solicitation Materials

In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtor, through its voting agent, Kurtzman Carson Consultants LLC (the “Voting Agent”), will send to holders of Claims and Interests who are entitled to vote copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time, and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”), (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan, and (d) other materials as authorized by the Bankruptcy Court.

If you are the holder of a Claim or Interests who believes you are entitled to vote on the Plan, but you did not receive a ballot or your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you should contact the following:

Trailer Bridge, Inc. Ballot Processing Center,

c/o Kurtzman Carson Consultants LLC,

2335 Alaska Avenue, El Segundo, California 90245

Tel: (866) 381-9100

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

Each ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot(s) sent to you with this Disclosure Statement.

All votes to accept or reject the Plan must be cast by using the ballot enclosed with the Disclosure Statement. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN                     , 2012, AT 4:00 P.M. EASTERN TIME (THE “VOTING DEADLINE”).

UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, BALLOTS CAST BY FACSIMILE, E-MAIL OR OTHER ELECTRONIC MEANS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

If you have any questions about (a) the procedure for voting your Claim or Interest, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:

Trailer Bridge, Inc. Ballot Processing Center,

c/o Kurtzman Carson Consultants LLC,

2335 Alaska Avenue, El Segundo, California 90245

For further information and general instruction on voting to accept or reject the Plan, see the instructions accompanying your ballot.

THE DEBTOR URGES ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT TO ACCEPT THE PLAN BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

G.	Means for Implementation of the Plan

1.	Exit Facility

A commitment letter or term sheet with respect to the Exit Facility, the terms and conditions of which shall be acceptable to each of the Majority Secured Noteholders, the DIP Lenders and the Exit Lenders, shall be contained in the Plan Supplement. The Reorganized Debtor may use the Exit Facility for any purpose permitted by the governing documents, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs. Cash payments to be made on the Effective Date under the Plan shall be funded by Cash on hand and borrowing under the Exit Facility.

Confirmation of the Plan shall be deemed approval of the Exit Facility and all transactions contemplated thereby, including any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities and expenses provided for therein and authorization for the Reorganized Debtor to enter into and execute the Exit Credit Facility Agreement and such other documents as may be required or appropriate. On the Effective Date, the Exit Facility, together with new promissory notes evidencing the obligation of the Reorganized Debtor thereunder, and all other documents, instruments, mortgages, and agreements to be entered into, delivered, or confirmed thereunder, the final forms of which shall be acceptable to each of the Majority Secured Noteholders, the DIP Lenders and the Exit Lenders, shall become effective. The obligations incurred by the Reorganized Debtor pursuant to the Exit Facility and related documents shall be paid as set forth in the Exit Credit Facility Agreement and related documents.

The Exit Credit Facility Agreement shall constitute a legal, valid, binding, and authorized obligation of the Reorganized Debtor, enforceable in accordance with its terms. The financial accommodations to be extended pursuant to the Exit Credit Facility Agreement are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Credit Facility Agreement (i) shall be deemed to be approved, (ii) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Credit Facility Agreement, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Credit Facility Agreement, and (iv) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtor and the Persons granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation

Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that any holder of a Claim secured by a Lien (regardless of whether such Lien was properly perfected or whether there is any economic value to such Lien or whether such Claim is a Secured Claim) that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, pursuant to Article IV of the Plan, such holder (or the agent for such holder) shall take any and all steps requested by the Debtor, the Reorganized Debtor or any administrative agent under the Exit Credit Facility Agreement to file or record any necessary documents or take any other necessary steps to cancel and/or extinguish such publicly-filed Liens and/or security interests, and the Debtor, the Reorganized Debtor and any administrative agent under the Exit Credit Facility Agreement are authorized to file or record any necessary documents or take any other necessary steps to cancel and/or extinguish such publicly-filed Liens and/or security interests. In each case all costs and expenses in connection therewith will be paid by the Debtor or the Reorganized Debtor.

Notwithstanding anything to the contrary in the Confirmation Order or the Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the Exit Credit Facility Agreement or any rights or remedies related thereto.

2.	Issuance of New Class 5 Secured Note

As soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New Class 5 Secured Note to the New Secured Note Indenture Trustee for the benefit of all holders of Allowed Secured Note Claims.

3.	Issuance of New Common Stock

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New Common Stock. The Reorganized Debtor shall issue [                ] shares of New Common Stock to the holders of Allowed Noteholder Deficiency Claims and [                ] shares of New Common Stock to the holders of Allowed Old Common Interest. The issuance of the New Common Stock pursuant to distributions under the Plan shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the Corporate Governance Documents of the Reorganized Debtor, or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement. The New Common Stock will be subject to certain restrictions on transferability as set forth in the stockholders agreement discussed in Article VIII of the Plan and shall trade as a unit together with the New Warrants.

4.	Issuance of New Warrants

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New Warrants to the holders of Allowed Old Common Interests. The Tranche 1 Warrants and Tranche 2 Warrants shall be issued in the form set forth in the Plan Supplement and shall expire 5 years from the Effective Date. Specific terms will be set forth in the respective forms of warrant agreements, the final forms of which shall be acceptable to each of the Majority Secured Noteholders, for the New Warrants. The New Warrants shall trade as a unit together with the New Common Stock.

(a)	The Tranche 1 Warrants, which would enable the holders thereof to purchase, in the aggregate, up to [ ]% of the shares of the New Common Stock (subject to dilution on a pari passu basis with all other holders of shares of New Common Stock upon the issuance of any shares of stock granted pursuant to the New Management Incentive Plan and upon the exercise of Tranche 2 Warrants) at a strike price of $[ ] per share of New Common Stock.

(b)	The Tranche 2 Warrants, which would enable the holders thereof to purchase, in the aggregate, up to [ ]% of the shares of the New Common Stock (subject to dilution on a pari passu basis with all other holders of shares of New Common Stock upon the issuance of any shares of stock granted pursuant to the New Management Incentive Plan) at a strike price of $[ ] per share of New Common Stock.

5.	Cancellation of Agreements, Notes and Old Equity Interests

On, or as soon as reasonably practicable after the Effective Date, the Secured Notes, Old Common Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards and commitments shall be deemed cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be released; provided, however, that certain instruments, documents, and credit agreements related to Claims shall continue in effect solely for the purposes of allowing the agents to make distributions to the beneficial holders and lenders hereunder.

6.	Continued Existence and Vesting of Assets in Reorganized Debtor

The Debtor shall continue to exist as a Reorganized Debtor after the Effective Date in accordance with the applicable law for the State of Delaware and pursuant to its certificate of incorporation and bylaws, as amended and restated on the Effective Date. The Reorganized Debtor Certificate of Incorporation and the Reorganized Debtor Bylaws, each of which shall be in form and substance acceptable to each of the Majority Secured Noteholders, shall be contained in the Plan Supplement.

The Reorganized Debtor’s Corporate Governance Documents shall include a provision prohibiting the issuance of nonvoting equity securities as required under section 1123(a)(6) of the Bankruptcy Code.

On and after the Effective Date, all property of the Estate, and all Litigation Claims, and any property acquired by the Debtor under or in connection with the Plan, shall vest in the Reorganized Debtor free and clear of all Claims, Interests, Liens, charges, other encumbrances, and interests except as otherwise expressly provided in the Plan. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay charges that it incurs on and after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

7.	Directors and Officers

The board of directors of the Reorganized Debtor (“Board”) shall be comprised of seven (7) members, consisting of: (i) three (3) members appointed by Seacor Holdings, Inc.; (ii) one (1) member appointed by Whippoorwill Associates, Inc., (iii) one (1) member appointed by Edge Asset Management, Inc.; (iv) one (1) independent member initially chosen with the consent of the Debtor; and (v) the Reorganized Debtor’s Chief Executive Officer. The identity of each member of the Board shall be announced at or before the Confirmation Hearing.

The Corporate Governance Documents of the Reorganized Debtor shall contain substantially the same Indemnification Provisions in favor of the Board as are contained in the Corporate Governance Documents of the Debtor as of the Petition Date.

8.	Preservation of Rights of Action; Settlement of Litigation Claims

Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, all of the Debtor’s Litigation Claims shall vest in the Reorganized Debtor, and the Reorganized Debtor may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of such Litigation Claims with the consent of each of the Majority Secured Noteholders. The failure of the Debtor to specifically list any claim, right of action, suit or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtor of such claim, right of action, suit or proceeding, and the Reorganized Debtor will retain the right to pursue additional claims, rights of action, suits or proceedings. In addition, at any time after the Petition Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtor may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 and the consent of each of the Majority Secured Noteholders.

9.	Establishment of Reserves

(a)	Professional Fee Reserve

Under the Plan, the Debtor or Reorganized Debtor will create and fund the Professional Fee Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of the budgeted but unpaid Professional fees projected through the Effective Date, which amount will be used to pay Allowed Professional Fee Claims held by (i) any professionals working on behalf of the Debtor and (ii) counsel and any advisors to the Creditors Committee, (iii) counsel to the Majority Secured Noteholders; and (iv) counsel to the DIP Lenders. The Reorganized Debtor will be obligated to pay all Allowed Professional Fee Claims designated to be paid from the proceeds of the Professional Fee Reserve in excess of the amounts actually deposited in the Professional Fee Reserve. In the event that any Cash remains in the Professional Fee Reserve after payment of all Allowed Professional Fee Claims, such Cash will be distributed to the Reorganized Debtor.

(b)	Miscellaneous Secured Reserve

Under the Plan, the Debtor or Reorganized Debtor will create and fund the Miscellaneous Secured Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of $[1.5] million, which amount will be used to pay Allowed Miscellaneous Secured Claims. Any excess funds in the Miscellaneous Secured Reserve shall be deposited into the General Unsecured Reserve.

(c)	Cure Reserve

Under the Plan, the Debtor or Reorganized Debtor will create and fund the Cure Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of $[2] million, which amount will be used to cure any Executory Contract or unexpired lease to be assumed under the Plan as set forth in Article VII therein. Any excess funds in the Cure Reserve shall be deposited into the General Unsecured Reserve.

(d)	General Unsecured Reserve

Under the Plan, the Debtor or Reorganized Debtor will create and fund the General Unsecured Reserve on the Effective Date (or as soon thereafter as is practicable) in the amount of $[500,000], which amount will be used to pay Allowed General Unsecured Claims. Any excess funds in the Miscellaneous Secured Reserve or Cure Reserve shall be deposited into the General Unsecured Reserve. In the event that any Cash remains in the General Unsecured Reserve after payment of all Allowed General Unsecured Claims, such Cash will be distributed to the Reorganized Debtor.

10.	Effectuating Documents; Further Transactions

The chairman of the board of directors, president, chief executive officer, chief financial officer or any other appropriate officer of the Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor shall be authorized to certify or attest to any of the foregoing actions.

11.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of debt and equity under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any contract, lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan shall be exempt from all taxes (including, without limitation, stamp tax or similar taxes) to the fullest extent permitted by section 1146(c) of the Bankruptcy Code, and the appropriate state or local governmental officials or agents shall not collect any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

12.	Release of Liens

Except as otherwise expressly provided herein, the Confirmation Order or in any document, instrument or other agreement created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or, other security interests against the property of the Debtor or the Estate automatically shall be released, and the holders of such mortgages, deeds of trust, liens, or other security interests shall execute such documents as may be necessary or desirable to reflect or effectuate such releases.

H.	Distributions for Claims Allowed as of the Effective Date

1.	Date of Distributions

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VI hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.	Disbursing Agent(s)

The Disbursing Agent(s) shall make all distributions required under the Plan (subject to the provisions of Articles II, III and IV thereof); provided, however, that with respect to a holder of a Claim whose distribution is governed by an agent or other agreement which is administered by an indenture trustee, agent or servicer, such distributions shall be deposited with the appropriate agent or servicer, who shall then deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement; provided further, however that distributions to the Disbursing Agent (other than the Debtor or the Reorganized Debtor) under the Plan will be deemed payment in full, regardless of whether such agent (other than the Debtor or the Reorganized Debtor) ultimately distributes such distribution to the appropriate Claim holder.

Disbursing Agent(s) other than the Debtor, including any agent or servicer, shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms acceptable to the Reorganized Debtor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtor.

3.	Means of Cash Payment

Cash payments under the Plan will be in U.S. funds, and will be made, at the option, and in the sole discretion, of the Reorganized Debtor, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtor will be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check will be made directly to the Reorganized Debtor.

For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency will be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

4.	Calculation of Distribution Amounts of New Common Stock

No fractional New Common Stock shares shall be issued or distributed under the Plan or by Reorganized Debtor, or any Disbursing Agent, agent or servicer. Each Person entitled to receive New Common Stock shares shall receive the total number of whole New Common Stock shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of New Common Stock shares, Reorganized Debtor, or any Disbursing Agent, agent or servicer, shall allocate separately one whole New Common Stock share to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole New Common Stock shares have been allocated. Upon the allocation of a whole New Common Stock share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be deemed canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole New Common Stock shares which remain to be allocated, Reorganized Debtor, or any Disbursing Agent, agent or servicer, after consulting with the Agent, shall allocate the remaining whole New Common Stock shares to such holders by random lot or such other impartial method as the Prepetition Agent and Reorganized Debtor, or any Disbursing Agent, agent or servicer deems fair. Upon the allocation of all of the whole New Common Stock shares authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect. No New Common Stock shares will be issued and no other property will be distributed under the Plan or by Reorganized Debtor, or any Disbursing Agent, agent or servicer on account of entitlements to a fractional New Common Stock share which fall below a threshold level to be determined by Reorganized Debtor, or any Disbursing Agent, agent or servicer, in consultation with the Agent, after allocation of whole New Common Stock shares in respect of fractional entitlements as described above. Accordingly, a Person who otherwise would be entitled to receive a distribution of a fractional New Common Stock share will not receive any such distribution if the number of fractional shares of New Common Stock such Person was to receive falls below such threshold.

5.	Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed, and there shall be no further changes in the record holders of such Claims. Except as provided herein, the Reorganized Debtor, the Disbursing Agent, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.

6.	Delivery of Distributions; Undeliverable or Unclaimed Distributions

Distributions to holders of Allowed Claims and Interests shall be made by the Disbursing Agent (i) at each holder’s address set forth in the Debtor’s books and records, unless such address is superseded by a proof of claim or interest or transfer of claim filed pursuant to Bankruptcy Rule 3001, (ii) at the address in any written notice of address change delivered to the Disbursing Agent, or (iii) in the case of any prepetition indebtedness, at the addresses set forth in the respective agents’ system. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or the Prepetition Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to Reorganized Debtor until such distributions are claimed. The Prepetition Agent and/or Disbursing Agent shall deliver any non-deliverable Cash and/or New Common Stock to Reorganized Debtor no later than ten (10) Business Days following the first anniversary of the Effective Date. All claims for undeliverable distributions must be made within one year after the Effective Date, after which date the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred. In such cases, any Cash for distribution on account of or in exchange for unclaimed or undeliverable distributions shall become property of Reorganized Debtor free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, Reorganized Debtor, or the Prepetition Agents to attempt to locate any holder of an Allowed Claim or Interest.

7.	Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, the Reorganized Debtor, the Disbursing Agent and the Prepetition Agents shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a distribution of Cash and/or New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtor’s, the Prepetition Agents’ and the Disbursing Agent’s satisfaction, established an exemption therefrom. Any Cash and/or New Common Stock to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article V of the Plan.

8.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for the Debtor’s federal income tax purposes, be allocated on the Debtor’s books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

9.	Setoffs

Except as provided in the Plan, the Debtor may, but shall not be required to, set off or offset against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against the Claim’s holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any claim that the Debtor may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.

10.	Fractional Distributions

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents will be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made will reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

11.	De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent will not be required to distribute, and will not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $100. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $100 will have such Claim discharged and will be forever barred from asserting such Claim against the Debtor, the Reorganized Debtor, or their respective property. Any Cash or other property not distributed pursuant to this provision will be the property of the Reorganized Debtor, free of any restrictions thereon.

12.	Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection with the Plan, or the Confirmation Order, the Reorganized Debtor will have the right to prepay, without penalty, all or any portion of an Allowed Claim entitled to payment in Cash at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

13.	No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary set forth in the Plan, no holder of an Allowed Claim will receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Effective Date pursuant to the Plan, if any).

14.	Joint Distributions

The Reorganized Debtor may, in its sole discretion, make Distributions jointly to any holder of a Claim and any other entity who has asserted, or whom the Debtor has determined to have, an interest in such Claim. Except as otherwise provided in the Plan or in the Confirmation Order, and notwithstanding the joint nature of any Distribution, all Distributions made by the Debtor will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties as set forth in Article V of the Plan.

I.	Procedures for Resolving Disputed, Contingent and Unliquidated Claims

1.	Resolution of Disputed Claims

Holders of Claims must file proofs of claims prior to the applicable Bar Date. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtor or the Reorganized Debtor, as the case may be, shall file objections to Claims that were required to be filed by the applicable Bar Date with the Bankruptcy Court and serve such objections upon the Holders of such Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtor’s right to object to Claims, if any, filed or amended after the Claims Objection Deadline.

In addition, the Debtor or the holder of a contingent or unliquidated Claim may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism. Notwithstanding the foregoing, in no event shall any Person request that an Allowed Class 5: Secured Note Claims and any other Allowed Claim arising under, in connection with, or relating to the Secured Note Indenture and the Secured Notes be estimated.

Holders of Administrative Claims must file a request for payment prior to the Administrative Claims Bar Date. No later than the Administrative Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtor or the Reorganized Debtor, as the case may be, shall file objections to the Administrative Claims with the Bankruptcy Court and serve such objection upon the Holders of such Administrative Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtor’s right to object to Administrative Claims, if any, filed or amended after the Administrative Claims Objection Deadline.

2.	No Distribution Pending Allowance

No payments or distributions, if any contemplated by the Plan, will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

3.	Distributions After Allowance

On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtor in its sole discretion but subject to Article VI.B of the Plan), the Reorganized Debtor will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims that would have been distributed to the Holders of such Claim or Interest on the dates distributions previously were made to Holders of Allowed Claims and Interests in such Class had the Disputed Claims or Disputed Interests that have become Allowed Claims or Interests been Allowed on such dates. Such distributions will be made pursuant to the applicable provisions of Article III of the Plan. Holders of such Claims and Interests that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Stock and New Secured Notes between the date such Claim or Interest is Allowed and the date such stock or notes are actually distributed to the Holders of such Allowed Claim or Interest.

4.	Reservation of Right to Object to Allowance or Asserted Priority of Claims

Nothing herein will waive, prejudice or otherwise affect the rights of the Debtor, the Reorganized Debtor or the holders of any Claim to object at any time, including after the Effective Date, to the allowance or asserted priority of any Claim.

J.	Treatment of Contracts and Leases

1.	Assumed Contracts and Leases

Except as otherwise expressly provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date the Debtor shall be deemed to have assumed each Executory Contract and unexpired lease to which the Debtor is a party unless such contract or lease (i) previously was assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to assume or reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123 of the Bankruptcy Code approving the contract and lease assumptions described above as of the Effective Date. The Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any Executory Contract or unexpired lease to which the Debtor is a party.

Each Executory Contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such Executory Contract or unexpired lease and (ii) all Executory Contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

2.	Treatment of Change of Control Provisions

The entry of the Confirmation Order, consummation of the Plan, issuance of the New Class 5 Secured Note, issuance of the New Common Stock and issuance of the New Warrants under the Plan and/or any other acts taken to implement the Plan shall not constitute a “change in control” under any provision of any contract, agreement or other document which provides for the occurrence of any event, the granting of any right, or any other change in the then existing relationship between the parties upon a “change in control” of the Debtor.

3.	Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any Executory Contract or unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by a Cure Payment made from the Cure Reserve. If there is a dispute regarding (i) the nature or amount of any Cure Payment, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, a Cure Payment shall be made following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

4.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

If the rejection by the Debtor, pursuant to the Plan or otherwise, of an Executory Contract or unexpired lease gives rise to a Claim, a proof of Claim must be served upon the Debtor and its counsel within 30 days after the later of (i) notice of entry of the Confirmation Order or (ii) other notice that the Executory Contract or unexpired lease has been rejected. Any Claims not served within such time periods will be forever barred from assertion against the Debtor, the Reorganized Debtor, the Estate and their property.

5.	Compensation and Benefit Plans and Treatment of Retirement Plan

Except as otherwise expressly provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, all of the Debtor’s programs, plans, agreements and arrangements relating to employee compensation and benefits, including programs, plans, agreements and arrangements subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code and including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, life, accidental death and dismemberment insurance plans, and employment, severance, salary continuation and retention agreements entered into before the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, Executory Contracts that are assumed under Article VII of the Plan, and the Debtor’s obligations under such programs, plans, agreements and arrangements will survive confirmation of the Plan, except for Executory Contracts or plans that previously have been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts. In addition, pursuant to the requirements of section 1129(a)(13) of the Bankruptcy Code, the Plan provides for the continuation of payment by the Debtor of all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

6.	Indemnification of Directors and Officers

The Debtor’s indemnification obligations in favor of its officers and directors shall be treated as Executory Contracts under the Plan and deemed assumed as of the Effective Date. The Debtor’s indemnification obligations in favor of its officers and directors contained in the certificate of incorporation and bylaws of the Debtor as of the Petition Date shall be included in the amended and restated certificate of incorporation and bylaws of the Reorganized Debtor.

K.	Securities To Be Issued In Connection With The Plan

1.	New Common Stock and New Warrants

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue for distribution in accordance with the provisions of the Plan the New Common Stock and the New Warrants required for distribution pursuant to the provisions hereof. All New Common Stock and New Warrants to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. All interests issued by the Reorganized Debtor pursuant to the provisions of the Plan shall be deemed to be duly authorized and issued. The terms of the New Common Stock and New Warrants are summarized in the Reorganized Debtor’s Corporate Governance Documents to be included in the Plan Supplement. The New Common Stock will be subject to certain restrictions on transferability as set forth in the stockholders agreement discussed in Article VIII of the Plan and shall trade as a unit together with the New Warrants.

2.	Exemption from Registration

The issuance by the Reorganized Debtor of (i) the New Class 5 Secured Note, (ii) the New Common Stock, (iii) the New Warrants, and (iv) the New Common Stock upon the exercise of the New Warrants shall be exempt from the registration requirements of the Securities Act and similar state statutes pursuant to section 1145 of the Bankruptcy Code.

3.	Registration Rights

The Reorganized Debtor shall be bound by a registration rights agreement with respect to the shares of New Common Stock to be issued by the Reorganized Debtor to the Majority Secured Noteholders and Edge Asset Management, Inc., the form of which shall be provided in the Reorganized Debtor’s Corporate Governance Documents to be included in the Plan Supplement. The final form of such registration rights agreement shall be acceptable to each of the Majority Secured Noteholders and Edge Asset Management, Inc.

4.	Stockholders Agreement

The Reorganized Debtor shall enter into a stockholders agreement with the Majority Secured Noteholders and Edge Asset Management, Inc., the final form of which shall be acceptable to each of the Majority Secured Noteholders and Edge Asset Management, Inc. and shall be attached as an exhibit to the Plan Supplement. Any Person issued New Common Stock by the Reorganized Debtor shall be deemed to be a party to such stockholders agreement irrespective of whether such Person was a signatory to the stockholders agreement.

L.	Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived (with the consent of each of the Majority Secured Noteholders and the DIP Lenders) in accordance with the Plan:

(a)	The Bankruptcy Court shall have entered an order, which shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code, approving the Disclosure Statement with respect to the Plan, in a manner acceptable to each of the Majority Secured Noteholders and the DIP Lenders, as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

(b)	The Plan and all Plan Supplement documents, including any amendments, modifications, or supplements thereto, shall be in form and substance acceptable to each of the Majority Secured Noteholders (except that in the event such documents relate to the Exit Facility, such documents must be in form and substance acceptable to each of the Majority Secured Noteholders, the DIP Lenders and the Exit Lenders).

(c)	The Confirmation Order, in form and substance acceptable to the Debtor, each of the Majority Secured Noteholders and the DIP Lenders, confirming the Plan (i) shall have been entered, (ii) shall include a finding by the Bankruptcy Court that the New Common Stock to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, and (iii) must provide, among other things, that:

(i) all provisions, terms and conditions hereof are approved;

(ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

(iii) all Executory Contracts or unexpired leases assumed by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtor or its assignee notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease; and

(iv) except as expressly provided in the Plan or the Confirmation Order, the Debtor is discharged effective upon the Confirmation Date, subject to the occurrence of the Effective Date, from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor’s liability in respect thereof shall be extinguished completely, whether such debt (i) is reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or (ii) arose from (a) any agreement of the Debtor that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, (b) any obligation the Debtor incurred before the Confirmation Date or (c) any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

(d)	The Confirmation Order shall have become a Final Order and shall not be subject to any stay or the subject of an unresolved request for revocation under section 1144 of the Bankruptcy Code.

(e)	The Debtor or the Reorganized Debtor, as applicable, shall have entered into the Exit Facility and all conditions precedent to funding under the Exit Facility shall have been satisfied or waived.

(f)	The Effective Date occurs on or before the 15th day after the date of the Confirmation Order.

(g)	All payments and transfers to be made on the Effective Date shall be made or duly provided for, and the Debtor shall have sufficient Cash on such date to make such payments.

(h)	All authorizations, consents and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

(i)	All other actions, documents and agreements necessary to implement the Plan shall be in form and substance acceptable to each of the Majority Secured Noteholders and shall have been effected or executed.

2.	Waiver of Conditions

Except with respect to the requirements set forth in Article IX.A (1), (3) of the Plan, none of which may be waived, each of the conditions set forth in Article IX.A of the Plan may be waived in whole or in part by the Debtor with the consent of each of the Majority Secured Noteholders and the DIP Lenders without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

M.	Modifications and Amendments

The Debtor may alter, amend or modify the Plan or any exhibits or schedules hereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that in the case of a material amendment or modification, the Debtor shall receive the consent of each of the Majority Secured Noteholders and the DIP Lenders. The Debtor reserves the right to include any amended exhibits or schedules in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

N.	Retention Of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the matters described under clause (a) below, as to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a)	Determine any and all objections to the allowance of Claims;

(b)	Determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

(c)	Hear and determine all Professional Fee Claims and other Administrative Claims;

(d)	Hear and determine all matters with respect to the assumption or rejection of any Executory Contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any Claims arising therefrom;

(e)	Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to, the Chapter 11 Case;

(f)	Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g)	Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan and all contracts, instruments and other agreements executed in connection with the Plan;

(h)	Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

(i)	Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

(j)	Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(k)	Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(l)	Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(m)	Recover all assets of the Debtor and property of the Debtor’s Estate, wherever located;

(n)	Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(o)	Hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge;

(p)	Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under or not inconsistent with, provisions of the Bankruptcy Code; and

(q)	Enter a final decree closing the Chapter 11 Case.

O.	Miscellaneous Provisions

1.	Corporate Action

Prior to, on or after the Effective Date (as appropriate), all matters expressly provided for under the Plan that would otherwise require approval of the interest holders, managers or directors of the Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable General Corporation Law of the State of Delaware without any requirement of further action by the interest holders or directors of the Debtor.

2.	Professional Fee Claims

All final requests for compensation or reimbursement of costs and expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtor or any Committee (if appointed) prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtor and its counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of costs and expenses must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional or other entity no later than 25 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. The Reorganized Debtor may pay charges that they incur on and after the Effective Date for professionals’ fees, disbursements, expenses or related support services in the ordinary course of business and without application to the Bankruptcy Court.

3.	Payment of Statutory Fees

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid by the Reorganized Debtor.

4.	Payment of DIP Lenders’ Fees

Pursuant to the DIP Facility Agreement, the DIP Lenders and their agent shall have an Allowed Administrative Expense Claim for all unpaid professional fees and expenses incurred in connection with the DIP Facility, including fees and expenses incurred in the DIP Lenders’ capacity as postpetition lenders and in negotiating the Plan, without the necessity of filing a request for payment by the Administrative Claims Bar Date, and to be paid by the Debtor on the Effective Date, or upon the submission of a fee statement by the DIP Lenders to the Reorganized Debtor, without further order of the Bankruptcy Court.

5.	Payment of Majority Secured Noteholders’ Fees

Subject to entry of the Confirmation Order, the reasonable fees and expenses (including attorneys fees) of each of the Majority Secured Noteholders shall, (i) to the extent incurred and unpaid by a Debtor prior to the Effective Date, be Allowed as an Administrative Claim without the necessity of filing a request for payment by the Administrative Claims Bar Date and be paid by the Debtor on the Effective Date without further order of the Bankruptcy Court, and (ii) to the extent incurred after the Effective Date, be Allowed as an Administrative Claim and be paid by the Debtor on a monthly basis upon the submission of fee statements without further order of the Bankruptcy Court.

6.	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

7.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

8.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, the distribution, rights, and treatment that are provided in the Plan shall be in exchange for, and in full and final satisfaction, settlement, discharge, and release of, effective as of the Effective Date, all Claims and Interests (other than those Claims and Interests that are Unimpaired under this Plan) of any nature whatsoever against the Debtor or any of its assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Except as otherwise provided herein, any default by the Debtor with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. Upon the Effective Date, each of the Debtor and the Reorganized Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than those Claims and Interests that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan.

9.	Releases

(a)	Releases by Debtor

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor (in its individual capacity and as debtor and debtor in possession) will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than the rights of the Debtor to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder, and liabilities arising after the Effective Date in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act omission, transaction, event, or other occurrences, except where resulting from willful misconduct or gross negligence as determined by a Final Order of a court of competent jurisdiction, (i) taking place on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtor, the Chapter 11 Case, the negotiation and filing of this Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Case, the pursuit of confirmation of this Plan or any prior plans of reorganization, the consummation of this Plan, the administration of this Plan, or the property to be liquidated and/or distributed under this Plan, or (ii) in connection with, relating to, or arising out of the negotiation of the DIP Facility Agreement or the DIP Facility, or (iii) in connection with, relating to, or arising out of the negotiation of the Exit Financing, against the Released Parties.

(b)	Releases by Third Parties.

As of the Effective Date, in exchange for their rights and distributions hereunder, each holder of a Claim or Interest hereby shall be deemed to have released, waived and discharged, irrevocably, absolutely and permanently, each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, causes of action, liabilities, or rights whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrences taking place on or before the Effective Date arising out of or in any way related to the Debtor, the Chapter 11 Case, the business arrangements with the Debtor, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of the Plan, or any other act or omission in connection with the Debtor’s bankruptcy, to the maximum extent allowed by law and without further notice to or action by the Bankruptcy Court, or act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any entity, except where resulting from willful misconduct or gross negligence as determined by a Final Order of a court of competent jurisdiction

10.	Exculpation and Limitation of Liability

The Released Parties, and any and all of their respective current or former members, officers, directors, managers, employees, equity holders, partners, affiliates, advisors, attorneys, agents or representatives, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or Interest, or any other party in interest, or any of their respective members, officers, directors, managers, employees, equity holders, partners, affiliates, advisors, attorneys, agents or representatives, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the administration of the Chapter 11 Case, the Disclosure Statement, the negotiation of the terms of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, any contract, instrument, release or other agreement or document created, modified, amended, terminated, or entered into in connection with or related to the Plan, or any other act or omission in connection with the Debtor’s bankruptcy, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the Chapter 11 Case and the Plan.

Notwithstanding any other provision of the Plan, but without limiting the releases provided in the Plan or affecting the status or treatment of any Claim Allowed pursuant to the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective members, officers, directors, managers, employees, equity holders, partners, affiliates, subsidiaries, advisors, attorneys, agents or representatives, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties, or any of their respective current or former members, officers, directors, managers, employees, equity holders, partners, affiliates, subsidiaries, advisors, attorneys, agents or representatives, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the administration of the Chapter 11 Case, the Disclosure Statement, the negotiation of the terms of the Plan, the solicitation of acceptances of the

Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, any contract, instrument, release or other agreement or document created, modified, amended, terminated, or entered into in connection with or related to the Plan, or any other act or omission in connection with the Debtor’s bankruptcy,, except for their willful misconduct or gross negligence.

11.	Injunction

Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, subject to the occurrence of the Effective Date, all Persons that have held, currently hold or may hold a Prepetition Lender Claim or other debt or liability that is discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor or its property on account of any such discharged Prepetition Lender Claims, debts or liabilities or terminated rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (v) commencing or continuing any action, in each case in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

By accepting distribution pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Article XII of the Plan.

12.	Term of Bankruptcy Injunction or Stays

All injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, the injunction provided in Article XII of the Plan shall apply.

13.	Enforcement of Subordination

All subordination rights that the Debtor or a holder of a Claim or Interest may have with respect to any claim or distribution to be made pursuant to the Plan will not be discharged and terminated, and all actions to request or direct subordination arising in law or in equity, including rights under Bankruptcy Code section 510(b) are not waived and expressly preserved.

14.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and interests in the Debtor, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, without limitation, the Reorganized Debtor, and all other parties in interest in the Chapter 11 Case.

15.	Plan Supplement

Exhibits to the Plan not attached hereto shall be filed with the Bankruptcy Court at least three (3) days prior to the Voting Deadline or by such later date as may be established by order of the Bankruptcy Court in one or more Plan Supplements. Any Plan Supplement (and amendments thereto)

filed by the Debtor shall be deemed an integral part of this Plan and shall be incorporated by reference as if fully set forth herein. To the extent any exhibit or schedule to the Plan is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit portion of the Plan shall control.

16.	Committees

On the Effective Date, the duties of any Committee shall terminate, except with respect to any application for compensation or reimbursement of costs and expenses in connection with services rendered prior to the Effective Date.

17.	Notice

Any notice, request or demand required or permitted to be made or provided under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first-class mail or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(1)	IF TO THE DEBTOR:

Trailer Bridge, Inc.

10405 New Berlin Road East

Jacksonville, Florida 32226

Tel: (904) 751-7192

Fax: (904) 751-7160

with copies to:

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, FL 32202

Attn: Gardner F. Davis, Esq.

Tel: (904) 359-8726

Fax: (904) 359-8700

-and-

DLA Piper LLP (US)

919 North Market Street

15th Floor

Wilmington, DE 19801

Attn: Craig Martin, Esq.

Tel: (302) 468-5700

Fax: (302) 394-2341

-and-

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Fl.

New York, NY 10020

Attn: Gregg M. Galardi, Esq.

Tel: (212) 335-4500

Fax: (212) 335-4501

(2)	IF TO THE DIP LENDERS:

CADWALADER, WICKERSHAM & TAFT LLP

One World Financial Center

Attn: John J. Rapisardi

New York, NY 10281

Tel: (212) 504-6000

Fax: (212) 504-6666

-and-

CADWALADER, WICKERSHAM & TAFT LLP

700 Sixth Street, N.W.

Washington, DC 20001

Attn: Douglas S. Mintz

Tel: (202) 862-2200

Fax: (202) 862-2400

-and-

BERGER SINGERMAN, P.A.

200 S. Biscayne Blvd., Ste. 1000

Miami, FL 33131

Attn: Jordi Guso

Tel: (561) 241-9500

Fax: (561) 998-0028

18.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), (i) the laws of the State of Florida shall govern the construction and implementation of the Plan, (ii) except as expressly provided otherwise in any agreements, documents and instruments executed in connection with the Plan, the laws of the State of Florida shall govern the construction and implementation of such agreements, documents and instruments, and (iii) the laws of the state of incorporation, organization or formation of the Debtor shall govern corporate governance matters with respect to the Debtor, in each case without giving effect to the principles of conflicts of law thereof.

19.	Prepayment

Except as otherwise provided in the Plan or the Confirmation Order, the Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

20.	Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and each of its affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Common Stock under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Preferred Interests under the Plan.

VI. CERTAIN RISK FACTORS TO BE CONSIDERED

The holders of Claims and Interests in Classes 3, 4, 5, 8, and 9 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

A.	General Considerations

The Plan sets forth the means for satisfying the Claims against the Debtor. The reorganization of the Debtor’s business and operations under the proposed Plan avoids the potentially adverse impact of a sale or liquidation on the Debtor’s customers, suppliers, employees, communities, and the recoveries that creditor and equity interests are projected to receive under the Plan.

B.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtor, see Article IX hereto, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. See Article IX hereto. Although the Debtor believes that the Plan meets such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Article IX.G for a liquidation analysis of the Debtor.

The Debtor’s future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtor’s operating results materially, as the Debtor’s ability to obtain financing to fund its operations and its relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtor cannot predict the ultimate amount of all settlement terms for its liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtor’s operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Exit Facility

The Plan contemplates that the Reorganized Debtor will obtain exit financing in the approximate amount of $[30] million, which amount the Debtor believes is sufficient to satisfy the DIP Facility Claims, support other required payments under the Plan, and conduct its post-reorganization operations.

D.	Class Estimations

There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed Amount of Claims might differ materially in some respect from the estimates as the estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed Amount of Claims may vary materially from those estimated herein. For example, certain parties who opted-out of class actions litigations against domestic ocean carriers, including the Debtor, have filed proofs of claim against the Debtor. The Debtor disputes the validity of such claims and intends to file an objections, however, it is not clear what, if any, impact these or other claims may have on the Debtor and the estimated Claim amounts.

Similarly, with respect to holders of Claims entitled to receive a distribution of New Common Stock under the Plan, the value of the New Common Stock received by holders of such Claims will be diluted by additional share issuances.

E.	Conditions Precedent to Consummation; Timing

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

F.	Inherent Uncertainty of Financial Projections

The Projections set forth in the attached Appendix B cover the operations of the Reorganized Debtor through fiscal year 2016. These Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtor; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtor’s retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtor and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtor, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtor. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtor’s independent public accountants. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtor, the Debtor’s advisors, or any other Person that the Projections can or will be achieved.

G.	Certain Risk Factors Relating to Securities to be Issued Under the Plan

1.	No Current Public Market for Securities

The New Common Stock to be issued pursuant to the Plan are securities for which there is currently no market, and there can be no assurance as to the development or liquidity of any market for the New Common Stock. If a trading market does not develop or is not maintained, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtor.

Furthermore, Persons to whom the New Common Stock is issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for such securities may be volatile.

2.	Potential Dilution

The ownership percentage represented by New Common Stock distributed on the Effective Date under the Plan will be subject to dilution in the event that (a) New Common Stock is issued pursuant to Management Incentive Plan, including issuances upon the exercise of options and (b) any other shares of New Common Stock are issued post-emergence or are issuable post-emergence upon the exercise of warrants issued under the Plan and the exercise or conversion of any options, warrants, convertible securities, exercisable securities or other securities issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by the Reorganized Debtor could adversely affect the market price of the New Common Stock.

3.	Dividends

The Debtor does not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future.

H.	Competition

As did the Debtor, the Reorganized Debtor will face intense competition which could adversely affect its operations and harm financial condition. For example, the Reorganized Debtor cannot ensure that a new marine freight carrier will not commence operations in the Puerto Rico market or that an existing competitor will not increase capacity or lower prices in the Puerto Rico market. Similarly, the trucking industry remains a highly competitive and fragmented market. Many of the Debtor’s current competitors have substantially greater financial resources, operate more equipment, or carry larger volume of freight than the Debtor.

I.	Environmental and Other Regulations

The Debtor is not aware of any environmental condition at any of its properties that it considers material. However, it is possible that the environmental investigations of its properties might not have revealed all potential environmental liabilities or might have underestimated certain potential environmental issues. It is also possible that future environmental laws and regulations, or new interpretations of existing environmental laws, will impose material environmental liabilities on the Debtor, or that current environmental conditions of properties that the Debtor owns or operates will be adversely affected by hazardous substances associated with other nearby properties or the actions of unrelated third parties. The cost to defend any future environmental claims, perform any future environmental remediation, satisfy any environmental liabilities, or respond to changed environmental conditions could have a material adverse effect on the Debtor’s financial condition and operating results.

J.	Leverage

The Debtor believes that it will emerge from chapter 11 with a reasonable level of debt that can be effectively serviced in accordance with its business plan. Circumstances, however, may arise which might cause the Debtor to conclude that it is overleveraged, which could have significant negative consequences, including:

•	it may become more difficult for the Reorganized Debtor to satisfy its obligations with respect to all of its obligations;

•	the Reorganized Debtor may be vulnerable to a downturn in the markets in which they operate or a downturn in the economy in general;

•	the Reorganized Debtor may be required to dedicate a substantial portion of its cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtor may be limited in its flexibility to plan for, or react to, changes in its business and the industry in which it operates or entry of new competitors into its markets;

•

the Reorganized Debtor may be placed at a competitive disadvantage compared to its competitors that have less debt, including with respect to implementing effective pricing and promotional programs; and

•	the Reorganized Debtor may be limited in borrowing additional funds.

The covenants in the Exit Facility may also restrict the Reorganized Debtor’s flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtor to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

Additionally, there may be factors beyond the control of the Reorganized Debtor that could impact its ability to meet debt service requirements. The ability of the Reorganized Debtor to meet debt service requirements will depend on its future performance, which, in turn, will depend on the Reorganized Debtor’s ability to sustain sales conditions in the markets in which the Reorganized Debtor operates, the economy generally, and other factors that are beyond its control. The Debtor can provide no assurance that the business of the Reorganized Debtor will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtor to pay its indebtedness or to fund its other liquidity needs. Moreover, the Reorganized Debtor may need to refinance all or a portion of its indebtedness on or before maturity. The Debtor cannot make assurances that the Reorganized Debtor will be able to refinance any of its indebtedness on commercially reasonable terms or at all. If the Reorganized Debtor is unable to make scheduled debt payments or comply with the other provisions of its debt instruments, its various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

K.	Litigation

The Reorganized Debtor will be subject to various claims and legal actions arising in the ordinary course of its business. The Debtor is not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtor.

L.	Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtor, including but not limited to publicity or news coverage in connection with the Chapter 11 Case, may negatively impact the Debtor’s efforts to establish and promote name recognition and a positive image after the Effective Date.

M.	Certain Tax Considerations

There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Section VIII of this Disclosure Statement regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtor and the Reorganized Debtor and to certain holders of Claims or Interests who are entitled to vote to accept or reject the Plan.

VII. APPLICATION OF FEDERAL AND OTHER SECURITIES LAWS

Except as noted above, the Debtor believes that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A.	Offer and Sale of New Securities: Bankruptcy Code Exemption

Holders of Allowed Noteholder Deficiency Claims and Old Common Interests shall receive shares of New Common Stock pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in such exchange and “partly” for cash or property. In reliance upon this exemption, the Debtor believes that the offer and sale of the New Common Stock under the Plan will be exempt from registration under the Securities Act and state securities laws.

In addition, the Debtor will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.

B.	Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

The term “issuer” is defined in Section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities. Mere 70 ownership of securities of a reorganized debtor could result in a person being considered to be a “control person.”

To the extent that persons deemed to be “underwriters” receive New Common Stock pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Common Stock unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Pursuant to the Plan, certificates evidencing shares of New Common Stock received by a holder of [10]% of the New Common Stock will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO IT, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Equity to be issued pursuant to the Plan, or an “affiliate” of the Reorganized Debtor, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any such person would be such an “underwriter” or “affiliate.” PERSONS WHO RECEIVE NEW COMMON STOCK UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER RULE 144 AND THE CIRCUMSTANCES UNDER WHICH SHARES MAY BE SOLD IN RELIANCE UPON SUCH RULE.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTOR ENCOURAGES EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK.

VIII. CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain anticipated U.S. federal income tax consequences of the Plan to the Debtor and certain holders of Claims or Interests that are entitled to vote to accept or reject the Plan. This summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, that could adversely affect the U.S. federal income tax consequences described below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Claim or Interests in light of its particular facts and circumstances or to certain types of holders of Claims or Interests subject to special treatment under the Tax Code (for example, non-U.S. taxpayers, financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts, persons holding a Claim as part of a “hedging,” “integrated,” or “constructive” sale or straddle transaction, persons holding claims through a partnership or other pass through entity, persons that have a “functional currency” other than the U.S. dollar, and persons who acquired or expect to acquire either an equity interest or other security in a Debtor or a Claim in connection with the performance of services). In addition, this summary does not discuss any aspects of state, local, or non-U.S. taxation and does not address the U.S. federal income tax consequences to holders of Claims or Interests that are unimpaired under the Plan or holders of Claims or Interests that are not entitled to receive or retain any property under the Plan.

A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary view with respect to one or more of the issues discussed below. No ruling will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtor with respect thereto.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTOR IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	U.S. Federal Income Tax Consequences to the Debtor

1.	Cancellation of Indebtedness Income

Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income recognized during the taxable year. COD income generally equals the excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash, (ii) the issue price of any new debt, and (iii) the fair market value of any other property (including stock) transferred by the debtor in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.

The Tax Code permits a debtor in bankruptcy to exclude its COD income from gross income, but requires the debtor to reduce its tax attributes – such as net operating loss (“NOL”) carryforwards, current year NOLs, tax credits, and tax basis in assets (collectively, “Tax Attributes”) – by the amount of the excluded COD income. Treasury regulations address the application of the rules for the reduction of tax attributes to situations where a member of a U.S. consolidated group recognizes excluded

COD income. Under the ordering rules of the Treasury regulations, generally, the Tax Attributes of the debtor corporation are reduced first (including its NOLs and the stock basis of its subsidiaries). In this regard, the Treasury regulations adopt a “tier-down” approach such that if the debtor reduces its basis in its stock in a subsidiary, corresponding reductions must be made to the Tax Attributes of that subsidiary. To the extent that the excluded COD exceeds the Tax Attributes of the debtor member, the Treasury regulations require the reduction of certain Tax Attributes (NOLs, but not tax basis in assets) of other members of the consolidated group. To the extent the amount of excluded COD income exceeds the Tax Attributes available for reduction after reduction of certain Tax Attributes of other consolidated group members, the remaining COD income generally, has no adverse federal income tax consequences. The reduction in Tax Attributes generally occurs after the calculation of a debtor’s tax for the year in which the debt is discharged.

Under the Tax Code, a debtor that recognizes excluded COD income may elect to reduce its basis in depreciable assets prior to the reduction of other Tax Attributes, with any excess COD income applied next to reduce NOLs and other Tax Attributes in the prescribed statutory order.

It is likely that the Debtor members of the Debtor will recognize a significant amount of COD income upon the consummation of the Plan. The Debtor will not be required to include COD income in gross income because the indebtedness will be discharged while the Debtor is under the jurisdiction of a court in a Title 11 case. Instead, the Debtor will be required to reduce Tax Attributes by the amount of the COD income recognized in the manner described above. The Debtor has not yet determined whether it would be beneficial to elect to reduce the basis of its depreciable property prior to any reduction of NOLs or other Tax Attributes. The extent to which NOLs and other Tax Attributes remain following Tax Attribute reduction will depend upon the amount of the COD income.

2.	Limitation on NOL Carryforwards and Other Tax Attributes

The Debtor reported consolidated NOL carryforwards of approximately $[        ] million as of the end of its taxable year ending [                    , 201    ]. The Debtor anticipates generating an additional $        million of NOL during the nine months ending [                    , 201    ]. The Debtor anticipates that, as of [                    , 201    ], the Company will have consolidated NOL carryforwards of $[        ] million. The amount of the Debtor’s consolidated NOL carryovers may be significantly reduced as a result of the reduction of Tax Attributes described above. Additionally, the Debtor’s ability to utilize certain Tax Attributes of the Debtor allocable to periods prior to the Effective Date (collectively, “pre-change losses”) may be subject to limitation pursuant to Section 382 of the Tax Code (“Section 382”) as a result of the change in ownership of the Debtor that will occur upon emergence from bankruptcy, as described below.

(a)	General Section 382 Limitation

In general, when a corporation (or a consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the so called “Bankruptcy Exception” discussed below, Section 382 limits the corporation’s ability to utilize its pre-change NOLs to offset future taxable income. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. It is anticipated that the Debtor will undergo an ownership change as a result of the Plan.

In general, unless the Bankruptcy Exception applies, Section 382 places an annual limitation on a corporation’s use of pre-change NOLs equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the stock of the common parent) immediately before the ownership change (with certain adjustments); and (ii) the highest of the adjusted federal “long-term tax-exempt rates” in effect for any month in the three-calendar-month period ending with the month in which the ownership change occurs (the “Annual Limitation”). For a corporation (or consolidated group) in bankruptcy that undergoes a change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

Unless the Bankruptcy Exception applies, for any taxable year ending after an ownership change, the NOLs that can be used in that year to offset taxable income of a corporation cannot exceed the amount of the Annual Limitation. Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the Annual Limitation resulting from the ownership change is zero. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser Annual Limitation with respect to any losses that existed at the time of the first ownership change.

(b)	Built-in Gains and Losses

Under certain circumstances, Section 382 of the Tax Code also limits the deductibility of certain built-in losses that are recognized during the five year period following the date of an ownership change. In particular, subject to a de minimis exception, if a loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in loss at the time of an ownership change (taking into account its assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and will be subject to the Annual Limitation.

Conversely, if the loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in gain during the five year period following the ownership change, any built-in gains recognized during such period (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or loss consolidated group or subgroup) would be permitted to use its pre-change NOLs against such built-in gain income in addition to its regular Annual Limitation.

Although the rules applicable to net unrealized built-in losses generally apply to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within five years prior to the ownership change may not be taken into account in the group computation of net unrealized built-in loss. Nevertheless, such corporations would be taken into account in determining whether the consolidated group has a net unrealized built-in gain.

(c)	Bankruptcy Exception

Section 382 provides an exception to the Annual Limitation for corporations under the jurisdiction of a court in a Title 11 case (the “Bankruptcy Exception”) if shareholders of the debtor immediately before an ownership change and qualified (so-called “historic”) creditors of the debtor receive, in respect of their claims or equity interests in the debtor, stock with at least 50 percent of the vote and value of all the stock of the reorganized debtor (or of a controlling corporation if such corporation is also in bankruptcy) pursuant to a confirmed bankruptcy plan of reorganization. For this purpose, a “historic creditor” is a creditor that (i) has held its indebtedness since the date that is at least eighteen months before the date on which the debtor filed its petition with the Bankruptcy Court; or (ii) whose indebtedness arose in the ordinary course of the business of the debtor and is held by the creditor who at all times was the beneficial owner of such claim. In determining whether the Bankruptcy

Exception applies, unless the debtor has actual knowledge to the contrary, certain holders of Claims that own directly or indirectly less than 5 percent of the total fair market value of the debtor’s stock immediately after the ownership change are presumed to have held their Claims since the origination of such Claims. The Bankruptcy Exception applies to a reorganized debtor that satisfies the qualifications, therefor unless the debtor files an election for the Bankruptcy Exception not to apply. Moreover, if the Bankruptcy Exception applies, a subsequent ownership change of the debtor within a two-year period after the consummation of the bankruptcy plan of reorganization will cause the Annual Limitation to be zero with respect to the pre-change losses on the date of emergence from bankruptcy that remain on the date of such second ownership change.

If a corporation is eligible for and applies the Bankruptcy Exception, its pre-change losses will not be subject to the Annual Limitation. However, the amount of its pre-change losses that may be carried over to a post-change year must be reduced by the amount of interest payments made during the current taxable year and the three preceding taxable years in respect of indebtedness that was exchanged for stock pursuant to the bankruptcy reorganization.

B.	U.S. Federal Income Tax Consequences to the Claimholders

The U.S. federal income tax consequences to holders of Allowed Claims or Interests arising from the distributions to be made in satisfaction of their Claims or Interests pursuant to a bankruptcy plan of reorganization may vary, depending upon, among other things: (a) the type of consideration received by the holder of a Claim or Interest in exchange for such Claim; (b) the nature of such Claim or Interest; (c) whether the holder has previously claimed a bad debt or worthless security deduction in respect of such Claim or Interest; (d) whether such Claim or Interest constitutes a security; (e) whether the holder of such Claim or Interest is a citizen or resident of the United States for tax purposes, or otherwise subject to U.S. federal income tax on a net income basis; (f) whether the holder of such Claim or Interest reports income on the accrual or cash basis; and (g) whether the holder of such Claim or Interest receives distributions under the bankruptcy plan in more than one taxable year. For tax purposes, the modification of a Claim or Interest may represent an exchange of the Claim or Interest for a new Claim or Interest, even though no actual transfer takes place. In addition, where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim or Interest constitutes a capital asset in the hands of the holder and how long it has been held or is treated as having been held, whether the Claim or Interest was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction with respect to the underlying Claim or Interest. A holder who purchased its Claim or Interest from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim or Interest (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim or Interest as of the date of the exchange.

In general, to the extent a holder of a debt instrument receives property in satisfaction of interest accrued during the holding period of such instrument, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, such a holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full.

The extent to which property received by a holder of a debt instrument will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, all distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any. However, there is no assurance that such allocation will be respected by the IRS for U.S. federal income tax purposes.

Each holder of an Allowed Claim or Interest is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of previously included unpaid interest and OID for tax purposes.

C.	Information Reporting and Backup Withholding

Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest, and the proceeds from the sale or other taxable disposition of the Claims may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) or (ii) provides a correct taxpayer identification number and otherwise complies with applicable backup withholding provisions. In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

D.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ASSOCIATED WITH THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

IX. PLAN CONFIRMATION AND CONSUMMATION

A.	Plan Confirmation Hearing.

Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a Plan. As of the date of the filing of the Plan and Disclosure Statement, the Debtor has requested pursuant to the requirements of the Bankruptcy Code and the Bankruptcy Rules, that the Bankruptcy Court schedule the Plan Confirmation Hearing. Notice of the Plan Confirmation Hearing will be provided to all known creditors, equity holders or their representatives. The Plan Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Plan Confirmation Hearing or any subsequent adjourned Plan Confirmation Hearing.

Pursuant to Bankruptcy Code section 1128(b), any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtor, the basis for the objection and the specific grounds of the objection, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon: (i) DLA Piper LLP (US), 1251 Avenue of the

Americas, New York, New York 10020 (Attn: Gregg M. Galardi, Esq.), attorneys for the Debtor; (ii) Foley & Lardner LLP, One Independent Drive, Suite 1300, Jacksonville, FL 32202 (Attn: Gardner F. Davis, Esq.), attorneys for the Debtor; (iii) the Office of the United States Trustee for the Middle District of Florida, U.S. Department Of Justice, 135 W. Central Blvd., Suite 620, Orlando, FL 32801 (Attn: Elena L. Escamilla, Esq., Trial Attorney); (iv) Stutsman Thames & Markey, P.A., 50 N. Laura Street, Suite 1600, Jacksonville, Florida 32202 (Attn: Richard R. Thames, Esq.), attorneys for the Committee; (v) Cadwalader, Wickersham & Taft LLP, 700 6th St. NW, Washington, DC 20001 (Attn: Douglas S. Mintz, Esq.), attorneys for the DIP Lenders; and (vi) such other parties as the Bankruptcy Court may order.

Bankruptcy Rule 9014 governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION OF THE PLAN IS TIMELY SERVED UPON THE PARTIES LISTED ABOVE AND FILED WITH THE BANKRUPTCY COURT, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT IN DETERMINING WHETHER TO CONFIRM THE PLAN.

B.	Plan Confirmation Requirements Under the Bankruptcy Code.

At the Plan Confirmation Hearing, the Bankruptcy Court will consider the terms of the Plan and determine whether the Plan terms satisfy the requirements set out in section 1129 of the Bankruptcy Code. The Debtor believes that the Plan satisfies or will satisfy the following requirements of section 1129, certain of which are discussed in more detail below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtor, as a proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised by the Debtor or by a person acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment: (i) made before the confirmation of the Plan is reasonable; or (ii) is subject to the approval of the Bankruptcy Court as reasonable, if such payment is to be fixed after confirmation of the Plan.

•

Each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value as of the Effective Date that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

•

Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code, each Class of Claims or Interests either has accepted the Plan or is not an Impaired Class under the Plan.

•

Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full as required by the Bankruptcy Code.

C.	Plan Consummation.

Upon confirmation of the Plan by the Bankruptcy Court, the Plan will be deemed consummated on the Effective Date. Distributions to Holders of Claims receiving a Distribution pursuant to the terms of the Plan will follow consummation of the Plan.

D.	Feasibility of the Plan

In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor.

To support its belief in the feasibility of the Plan, the Debtor has relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

The Projections indicate that the Reorganized Debtor should have sufficient cash flow to pay and service its debt obligations and to fund its operations. Accordingly, the Debtor believes that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

The Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtor; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtor’s retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtor and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtor, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtor. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtor’s independent public accountants. The Debtor will be required to adopt a “fresh start” accounting upon its emergence from chapter 11. The actual adjustments for “fresh start” accounting that the Debtor may be required to adopt upon emergence, may differ substantially from those “fresh start” adjustments in the Projections. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtor, the Debtor’s advisors, or any other Person that the Projections can or will be achieved.

The Projections should be read together with the information in Article VI of this Disclosure Statement entitled “Certain Risk Factors to be Considered,” which sets forth important factors that could cause actual results to differ from those in the Projections.

The Debtor does not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtor does not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

The Debtor will face a number of risks with respect to its continuing business operations upon emergence from chapter 11, including but not limited to the following: the Debtor’s ability to improve profitability and generate positive operating cash flow; the Debtor’s ability to sustain sales increases in the 2012 fiscal year; the Debtor’s ability to increase capital expenditures in the future to invest in its equipment; the Debtor’s response to the entry of new competitors into its markets; the Debtor’s ability to reduce the level of operating losses experienced in recent years; the Debtor’s ability to upgrade its information systems and implement new technology and business processes; the Debtor’s ability to implement new customer service programs; the Debtor’s ability to implement effective pricing and promotional programs; the Debtor’s ability to successfully implement effective business continuity and IT recovery planning; the Debtor’s ability to reserve appropriately for self insurance liabilities; changes in federal, state or local laws or regulations; general economic conditions in the Debtor’s operating regions; stability of product costs; increases in labor and employee benefit costs, such as health care and pension expenses; or changes in accounting standards, taxation requirements and bankruptcy laws.

E.	Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims or Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims or Interests in each of 3, 4, 5, 8, and 9 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number of the Claims or Interests actually voting in each Class cast their ballots in favor of acceptance. holders of Claims of Interests who fail to vote are not counted as either accepting or rejecting a plan.

F.	Best Interests Test

As noted above, even if a plan is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if a debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of Executory Contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

G.	Liquidation Analysis

For purposes of the Best Interests test, in order to determine the amount of liquidation value available to creditors, the Debtor prepared a liquidation analysis (the “Liquidation Analysis”), which concludes that in a chapter 7 liquidation, holders of prepetition Unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan. This conclusion is premised upon the assumptions set forth in the Liquidation Analysis, which the Debtor believes is reasonable.

Notwithstanding the foregoing, the Debtor believes that any liquidation analysis with respect to the Debtor is inherently speculative. The Liquidation Analysis for the Debtor necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtor’s review of the Claims filed and the Debtor’s books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtor has projected an amount of Allowed Claims that represents its best estimate of the chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

The full Liquidation Analysis is annexed as Appendix C to this Disclosure Statement.

H.	Valuation of the Reorganized Debtor

Solely for purposes of the Plan, GHS has estimated that the enterprise value of the Reorganized Debtor falls in a range between approximately $[        ] million to $[        ] million and that the equity value falls in a range between approximately $[        ] million to $[        ] million. These estimated ranges of values represent hypothetical values that reflect the estimated intrinsic value of the Reorganized Debtor derived through the application of various valuation techniques.

The valuation of the Reorganized Debtor is based on a number of assumptions as set forth in the Valuation attached hereto as Appendix D.

I.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation

It is impossible to determine with any specificity the value each holder of an Unsecured Claim will receive as a percentage of its Allowed Claim. Notwithstanding the difficulty in quantifying recoveries with precision, the Debtor believes that the financial disclosures and projections contained in this Disclosure Statement imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a chapter 7 liquidation. Accordingly, the Debtor believes that the “best interests” test of section 1129 of the Bankruptcy Code is satisfied.

J.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

The Debtor reserves the right to seek a “cramdown” confirmation of the Plan with respect to the Claims and Interests in Classes 3, 4, 5, 8, and 9 in the event the holders of such Claims or Interests vote to reject the Plan. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtor if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtor believes the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 3, 4, 5, 8, and 9. In the event it becomes necessary to “cramdown” the Plan over the rejection of any such Classes, the Debtor will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable tests set forth above for unsecured claims and interests applies to Classes 8 and 9. The fair and equitable test for secured claims, which is applicable to 3, 4, and 5 is that the plan provides (i) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders’ interest in the estate’s interest in such property; (ii) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching to the proceeds of such sale, and such liened proceeds being treated either pursuant to (i) or (ii); or (iii) for the realization by such holders of the indubitable equivalent of such claims. The treatment proposed for Classes 3, 4, 5, 8, and 9 satisfies the fair and equitable test and can be crammed down, if necessary.

X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtor believes that the Plan affords holders of Claims and Interests in Classes 3, 4, 5, 8, and 9 the potential for the greatest realization on the Debtor’s assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtor under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtor or any other party in interest could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of assets.

The Debtor believes that the Plan enables creditors to realize the greatest possible value under the circumstances and has the greatest chance to be confirmed and consummated.

B.	Liquidation under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtor’s case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtor.

The Debtor believes that in a liquidation under chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtor’s Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other Executory Contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtor’s assets. More importantly, conversion to chapter 7 liquidation would likely result in the immediate cessation of the Debtor’s business, as most chapter 7 trustees are disinclined to continue operations.

The Debtor could also be liquidated pursuant to the provisions of a chapter 11 plan of liquidation. In a liquidation under chapter 11, the Debtor’s assets theoretically could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtor’s business incurs operating loss, the Debtor’s effort to liquidate its assets over a longer period of time theoretically could result in a lower net distribution to creditors than they would receive through chapter 7 liquidation. Nevertheless, because there would be no need to appoint a chapter 7 trustee and to hire new professionals, chapter 11 liquidation might be less costly than chapter 7 liquidation and thus provide larger net distributions to creditors than in chapter 7 liquidation. Any recovery in a chapter 11 liquidation, while potentially greater than in a chapter 7 liquidation, would also be highly uncertain.

Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return anticipated by the Plan. The full Liquidation Analysis is annexed as Appendix C to this Disclosure Statement.

XI. RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtor believes that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtor urges all holders of Claims and Interests in Classes 3, 4, 5, 8, and 9 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 4:00 p.m. Eastern Time on the Voting Deadline.

Dated: January 14, 2012	TRAILER BRIDGE, INC.

By:
	Name:	Mark Tanner
	Title:	Co-CEO

FOLEY & LARDNER LLP

/s/ Gardner F. Davis
Gardner F. Davis (FL 0471712)
E. Robert Meek (FL 0302910)
John J. Wolfel, Jr. (FL 030664)
One Independent Drive, Suite 1300
Jacksonville, FL 32202-5017
P. O. Box 240
Jacksonville, FL 32201-0240
Telephone: (904) 359-2000
Facsimile: (904) 359-8700
Email:	gdavis@foley.com
rmeek@foley.com
jwolfel@foley.com

-and-

DLA PIPER LLP (US)
Gregg M. Galardi (NY 4535506)
Gabriella Zborovsky (NY 4851614)
Sarah E. Castle (NY 4932240)
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 335-4500
Facsimile: (212) 335-4501
Email:	gregg.galardi@dlapiper.com
gabriella.zborovsky@dlapiper.com
sarah.castle@dlapiper.com

-and-

Craig Martin (DE 5032)
Cynthia E. Moh (DE 5041)
919 N. Market Street, Suite 1500
Wilmington, Delaware 19801
Telephone: (302) 468-5700
Facsimile: (302) 394-2341
Email:	craig.martin@dlapiper.com
cynthia.moh@dlapiper.com

Counsel for the Debtor and Debtor in Possession

APPENDIX A

APPENDIX B

(To be filed with the Plan Supplement)

APPENDIX C

(To be filed with the Plan Supplement)

APPENDIX D

(To be filed with the Plan Supplement)